Exhibit 2.1

EXECUTION VERSION

Business Combination Agreement

Dated December 16, 2021

by and among

BICS SA, TORINO HOLDING CORP.,

NORTH ATLANTIC ACQUISITION CORPORATION,

NORTH ATLANTIC ACQUISITION, LLC,

and

NAAC HOLDCO, INC.

Table of Contents

Contents		Page

1	Definitions	3

2	The Transactions	20

3	Representations and Warranties of Seller	25

4	Representations and Warranties of the Company	27

5	Representations and Warranties of SPAC, New Holdco and New SPAC	46

6	Conduct of Business	57

7	Additional Agreements	64

8	Conditions to the Transactions	78

9	Termination, Amendment and Waiver	82

10	General Provisions	84

Exhibit A Form of Plan of Merger		90

Exhibit B Form of Certificate of Merger		91

Exhibit C Form of Registration Rights Agreement		92

Exhibit D Proximus Non-Compete Agreement		93

Exhibit E Stockholders Agreement		94

Exhibit F Company Tax Notices		95

Exhibit G Capitalization		96

Exhibit H New EIP		97

Exhibit I A&R New Holdco Organizational Documents		98

ii

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 16, 2021, by and among:

(1)	BICS SA, a Belgian limited liability company (société anonyme) (“Seller”);

(2)	TORINO HOLDING CORP., a Delaware corporation (the “Company”);

(3)	NORTH ATLANTIC ACQUISITION CORPORATION, a Cayman Islands exempted company (“SPAC”);

(4)	NORTH ATLANTIC ACQUISITION, LLC, a Delaware limited liability company (“New SPAC”); and

(5)	NAAC HOLDCO, INC., a Delaware corporation (“New Holdco” and together with Seller, the Company, SPAC and New SPAC, collectively, the “Parties”).

Whereas, as of the date of this Agreement, SPAC owns all of the issued and outstanding common shares of New Holdco, par value $0.01 per share (“New Holdco Common Stock”);

Whereas, as of the date of this Agreement, New Holdco owns all of the issued and outstanding limited liability company interests in New SPAC (“New SPAC Interests”);

Whereas, Seller owns all of the issued and outstanding common stock of the Company, par value $0.0001 per share (the “Company Shares”);

Whereas, immediately prior to the Share Acquisition (as defined below), SPAC and New SPAC shall enter into a plan of merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) which shall be filed, together with certain other documents, with the Registrar of Companies of the Cayman Islands (the “Registrar”), and shall file a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, pursuant to which SPAC shall merge with and into New SPAC, with New SPAC being the surviving company in such merger (the “SPAC Merger”) in accordance with this Agreement, the Plan of Merger and the Certificate of Merger;

Whereas, immediately following the SPAC Merger, New Holdco and Seller shall consummate the Share Acquisition;

Whereas, the Board of Directors of SPAC (the “SPAC Board”) has (i) resolved to approve and authorize this Agreement and declared its advisability and approved the Transactions (including the SPAC Merger and the Share Acquisition) pursuant to this Agreement and the other transactions contemplated by this Agreement, including on behalf of New Holdco in SPAC’s capacity as the sole shareholder of New Holdco, and on behalf of New SPAC in SPAC’s capacity as sole shareholder of New Holdco, the sole member of New SPAC, and (ii) has recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

Whereas, in connection with the Closing, New Holdco and certain stockholders of New Holdco (after giving effect to the Transactions) shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C;

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Whereas, in connection with the Closing, the Company and Proximus SA/NV shall enter into a non-compete agreement (the “Proximus Non-Compete Agreement”) substantially in the form attached hereto as Exhibit D;

Whereas, Seller, the Company, Sponsor, SPAC and its officers and directors are parties to that certain Transaction Support Agreement, dated December 16, 2021 (the “Transaction Support Agreement”), providing that, among other things, (i) such parties will take certain actions in support of the Transactions and (ii) under certain circumstances, forfeit certain of their SPAC Founders Shares (as defined below) immediately prior to the SPAC Merger Effective Time;

Whereas, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase New Holdco Common Stock at a purchase price of $10.00 per share of New Holdco Common Stock in a private placement or placements (the “Private Placements”) to be consummated immediately after the SPAC Merger and concurrently with the consummation of the Share Acquisition;

Whereas, in connection with the Closing, New Holdco, Seller, and the sponsor of SPAC, NAAC Sponsor LP, a Delaware series limited liability company (“Sponsor”), and one of the Investors, SFPI SA d’intérêt public / FPIM NV van openbaar nut (“FPIM”), a limited liability company organized and existing under the laws of Belgium, shall enter into a stockholders agreement (the “Stockholders Agreement”) substantially in the form attached hereto as Exhibit E; and

Whereas, each of the Parties intends for U.S. federal income tax purposes that (i) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, and (ii) the SPAC Merger constitutes a “reorganization” described in Section 368(a)(1)(F) of the Code (clauses (i) and (ii), collectively, the “Intended Tax Treatment”);

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1	Definitions

1.1	Certain Definitions

For purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time;

“Action” has the meaning set forth in Section 4.9;

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person;

“Agreement” has the meaning set forth in the Preamble;

“Alternative Transaction” has the meaning set forth in Section 7.4.2;

“Ancillary Agreements” means the Registration Rights Agreement, the Subscription Agreements, the Proximus Non-Compete Agreement, the Stockholders Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, New Holdco, New SPAC, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement;

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“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time;

“Antitrust Laws” has the meaning set forth in Section 7.14.1;

“Asset Credit Support” means all security, collateral, surety bonds, guarantees and letters of credit issued, procured or provided, directly or indirectly, by or for the account of the Company or any Affiliate thereof (other than a Company Group Member), as well as any indemnity, payment or other similar obligation to a third party incurred by or for the account of the Company or any Affiliate thereof (other than a Company Group Member) for the benefit of any Company Group Member;

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the SPAC Shareholder Redemption Amount) plus the amount of Available Financing Proceeds;

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to New Holdco resulting from the Subscription Agreements;

“Blue Sky Laws” has the meaning set forth in Section 3.3.2;

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Cayman Islands, and Belgium; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

“Business IT” means all Information Technology which is owned or used by the Company;

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries;

“Cash Consideration” means an amount equal to $1,000;

“Cayman Islands Companies Act” has the meaning set forth in Section 2.1.1(i);

“Certificate of Merger” has the meaning set forth in the Recitals;

“Closing” has the meaning set forth in Section 2.3.1;

“Closing Date” has the meaning set forth in Section 2.3.1;

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“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” has the meaning set forth in the Preamble;

“Company D&O Insurance” has the meaning set forth in Section 7.6.2;

“Company Disclosure Schedule” has the meaning set forth in Article 4;

“Company Equity Value” means $1,300,000,000 minus the amount of Leakage, if any, occurring between October 1, 2021 (included) and the Closing Date (included) as set forth in the Leakage Certificate;

“Company Group Member” means the Company and each Company Subsidiary;

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP;

“Company IRS Notice” has the meaning set forth in Section 2.3.3(i)(c);

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use;

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) has had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or of any Law applicable to the Company including any COVID-19 Measures; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC, New SPAC or New Holdco has requested in writing or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate;

5

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any Company Subsidiary;

“Company Permits” has the meaning set forth in Section 4.6;

“Company Shares” has the meaning set forth in the Recitals;

“Company Subsidiary” means each Subsidiary of the Company;

“Company Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, and other third-party fees, in each case, of the Seller, the Company Group Members or their respective Affiliates, and any transaction, change-in-control, retention or similar payments to Company employees or service providers (together with the employer portion of any payroll or employment taxes). For the avoidance of doubt, the Parties expressly acknowledge and agree that the fees and expenses set forth on Section 1.1(a) of the Company Disclosure Schedule shall constitute Company Transaction Expenses;

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is protected by any written confidentiality agreements with the Company or any Company Subsidiaries;

“Confidentiality Agreement” has the meaning set forth in Section 7.3.2;

“Continuing Employees” has the meaning set forth in Section 7.5.1;

“Contracting Parties” has the meaning set forth in Section 10.11;

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

“COVID-19 Measures” means (i) changes or proposed changes of Laws or regulations or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, the relevant Belgian or Serbian federal, national and/or regional authorities and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic;

6

“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;

“Data Protection Legislation” means applicable laws, rules, and regulations pertaining to data protection, data privacy, data security, data breach, anti-spam, consumer protection, and cybersecurity, including, in particular, the following regulations: (i) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (ii) the General Data Protection Regulation (2016/679) and any national Law issued under that regulation; (iii) data protection legislation (as defined in the UK Data Protection Act 2018) and the Privacy and Electronic Communications (EC Directive) Regulations 2003; (iv) the California Consumer Privacy Act; (v) Lei General de Protecao de Dados; (vi) the Personal Information Protection and Electronic Documents Act; (vii) Serbian Law on Personal Data Protection (ZZPL); and all equivalent Laws of any other jurisdiction;

“Deferred Underwriting Fees” means the amount of deferred underwriting fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a business combination;

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect”;

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger or damage to any Person or any asset or property;

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any bonus, commission, stock option, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten;

“Environmental Laws” means any applicable Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety;

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing;

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code;

“Exchange Act” has the meaning set forth in Section 3.3.2;

“Exchange Agent” has the meaning set forth in Section 2.4.1;

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation;

“Foreign Investment Laws” has the meaning set forth in Section 7.14.3;

“FPIM” has the meaning set forth in the Recitals;

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time;

“Governing Law” has the meaning set forth in Section 10.6.

“Governmental Authority” has the meaning set forth in Section 3.3.2;

“Government Official” has the meaning set forth in Section 4.20.2;

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law;

“Health Plan” has the meaning set forth in Section 4.10.9;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (i) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (ii) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services, (iii) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (iv) under capital leases, (v) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (vi) for deferred revenues, (vii) under existing pension programs, (viii) in respect of dividend payable balances, or (ix) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (i) through (viii) above of any other Person;

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“Information Technology” means computer systems, communication systems, software, hardware and related services;

“Insurance Policies” has the meaning set forth in Section 4.18.1;

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (viii) all legal rights arising from clauses (i) through (vii) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing;

“Intended Tax Treatment” has the meaning set forth in the Recitals;

“Interim Financial Information” has the meaning set forth in Section 4.7.2;

“Investors” has the meaning set forth in the Recitals;

“IRS” has the meaning set forth in Section 2.3.4(i)(c);

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Section 1 of the Company Disclosure Schedules after reasonable inquiry, and in the case of SPAC, the actual knowledge of the Persons listed on Section 1 of the SPAC Disclosure Schedules after reasonable inquiry;

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

9

“Leakage” means, except in the Ordinary Course and except for Permitted Leakage, (a) any dividend, interim dividend or distribution of profits, reserves, premiums or assets or any other distribution (whether in cash or in kind) declared, authorized, paid, made, agreed or obligated to be made by the Company or any Company Subsidiary to or for the benefit of the stockholders of any Company or any Affiliate of the stockholders of any Company, (b) any management, service, license or other similar charges or fees or compensation; (including out of Ordinary Course directors’ fees and any monitoring fees) paid by any Company or any Company Subsidiary to, on behalf of, or for the benefit of any stockholder(s) of the Company or any Affiliate of any stockholder(s) of the Company, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by any Company or any Company Subsidiary or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of any Company or any Company Subsidiary (to the extent applicable, including both principal and interest elements), in each case, to or for the benefit of any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (d) any forgiveness, waiver or release by any Company or any Company Subsidiary of any amount or obligation owed or due to any Company or any Company Subsidiary from any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (e) any payment of any costs, bonuses, compensation or other sums including transaction bonus, retention bonus, equity incentive or similar payment to any director, officer, employee or other natural person serving as a consultant of a Company or any Company Subsidiary by any Company or any Company Subsidiary, triggered by or upon, the execution of this Agreement or the Ancillary Agreements or the consummation of the Transactions (including any applicable employer portion of all Taxes and/or social charges incurred or to be incurred in relation to such payments), (f) any assumption or discharge by any Company or any Company Subsidiary of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (g) any guarantee (including via any encumbrance made, created or granted over the assets of any Company or any Company Subsidiary), indemnity or security provided by any Company or any Company Subsidiary in respect of the obligations or liabilities of any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company (that is not released effective as of Closing), (h) any transfer or disposal or pledge of any asset to any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (i) any acquisition of any asset from any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (j) any payment by any Company or any Company Subsidiary of any Taxes imposed on any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company (other than any Taxes for which any Company or any Company Subsidiary are directly liable to a Taxing Authority), or any agreement or obligation of any Company or any Company Subsidiary to make such payment, (k) any payment by any Company or any Company Subsidiary of any personal expenses or any gift or other gratuitous payment to or of any stockholder(s) of any Company or any Affiliate of any stockholder(s) of any Company, (l) any agreement or undertaking by any Company or any Company Subsidiary to do or give effect to any of the matters set forth in clauses (a) through (k) above, (m) any Tax paid, becoming payable by, or imposed on any Company or any Company Subsidiary, in each case as a result of any of the transactions or actions described in clauses (a) through (k) above, provided that each of the foregoing clauses (a) through (m) above shall be reduced by any Tax benefit realized or expected to be realized in respect of any Leakage by the Company or any Company Subsidiary;

“Leakage Certificate” means a certificate executed by the Chief Financial Officer of the Seller in accordance with Section 2.3.6, certifying that there has been no Leakage (or setting forth any such Leakage that has occurred, including the amount thereof), during the period of time between October 1, 2021 (included) and the Closing (included);

“Lease” has the meaning set forth in Section 4.12.2;

“Lease Documents” has the meaning set forth in Section 4.12.2;

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“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing;

“Letter of Transmittal” has the meaning set forth in Section 2.4.2;

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws);

“Lookback Date” means the date that is two years prior to the date hereof;

“Material Contracts” has the meaning set forth in Section 4.17.1;

"Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable;

“New EIP” has the meaning set forth in Section 7.5.2;

“New Holdco” has the meaning set forth in the Preamble;

“New Holdco Common Stock” has the meaning set forth in the Recitals;

“New Holdco Founder Warrant” has the meaning set forth in Section 2.1.3(v);

“New Holdco Public Warrant” has the meaning set forth in Section 2.1.3(i);

“New SPAC” has the meaning set forth in the Preamble;

“New SPAC Interests” has the meaning set forth in the Recitals;

“Nonparty Affiliates” has the meaning set forth in Section 10.11;

“NSIA” has the meaning set forth in Section 3.3.2;

“NSIA Approval” means, if the Parties, acting reasonably, have agreed that a mandatory notification is required under the NSIA, and a notification has been filed with the Secretary of State for Business, Energy and Industrial Strategy (the “Secretary of State”) pursuant to Section 7.14.3, such notification shall have been accepted by the Secretary of State and:

(a)	the Secretary of State shall have confirmed before the end of the NSIA review period that no further action will be taken in relation to the Transactions;

(b)	if the Secretary of State shall have issued a call-in notice pursuant to the NSIA in relation to the Transactions, the Parties shall have received confirmation that the Secretary of State will take no further action under the NSIA in relation to the call-in notice and the Transactions; or

(c)	the Secretary of State shall have made a final order in relation to the Transactions (and, to the extent relevant, all conditions or obligations contained in such an order necessary for completion of the Transactions shall been satisfied or complied with or any restriction preventing completion shall have been lifted or released).

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“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License;

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice; provided that actions taken (or omitted) in response to a condition or conditions arising from the COVID-19 pandemic, including as a result of actions of governmental entities taken in connection with the pandemic shall be deemed ordinary course of business;

“Ordinary Resolution Proposals” has the meaning set forth in Section 7.2;

“Other Approval” has the meaning set forth in Section 7.14.2(ii);

“Outside Date” has the meaning set forth in Section 9.1.2;

“Parties” has the meaning set forth in the Preamble;

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Leakage” means each and any of the following:

(a)	any Leakage in relation to the matters set forth in Section 1.1(b) of the Company Disclosure Schedules;

(b)	any Leakage which is on arm’s length terms as between the Company and/or Company Subsidiaries and the Seller and/or any Affiliate thereof;

(c)	any Leakage which has been specifically accrued or provided for in the Interim Financial Information;

(d)	Company Transaction Expenses;

(e)	waivers, deferrals and other similar adjustments relating to (traffic) reconciliation following delivery of invoices/services consistent with customary practices;

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(f)	any payments in respect of salaries, directors’ fees, pension contributions, expenses or bonuses made to, or in respect of services provided by, employees, workers, directors, officers or consultants of the Company or any of the Company Subsidiaries which are made (or to be made) by the Company or any of the Subsidiaries in the ordinary course of business and in accordance with the terms of the related employment or service contract or other arrangement; as well as the accelerated vesting of employees’ existing long term bonuses as may be decided upon Closing; and

(g)	any Leakage which is (i) expressly contemplated by any other provision of this Agreement and contemplated restructuring steps, or any Ancillary Agreement or (ii) SPAC has expressly approved in writing.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Interim Financial Information, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

“Personal Data” means any information or data relating to a natural person who is or can reasonably be identified, directly or indirectly, by that information or data, including by reference to an identifier such as a name, an identification number, location data, an online identifier, financial information, credit or payment card information, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that person, and when referring to Data Protection Legislation, has the same meaning as the similar or equivalent term defined thereunder;

“Plan of Merger” has the meaning set forth in the Recitals;

“Plans” has the meaning set forth in Section 4.10.1;

"PPACA” has the meaning set forth in Section 4.10.9;

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“PRC National Security Approval” means, if Seller and SPAC, acting reasonably, have agreed that a mandatory filing is required under one or more of the PRC National Security Laws, and each such filing has been filed with the relevant Governmental Authorities pursuant to Section 7.14.3, that each such filing shall have been accepted by the relevant Governmental Authorities and, for each such filing, the relevant Governmental Authority with which the filing was made shall have either (a) cleared the Transactions, either unconditionally or with conditions reasonably acceptable to Seller and SPAC, or (b) shall not, within the period allowed under the applicable PRC National Security Laws, have announced or notified the Seller and SPAC of any decision to suspend or prohibit the Transactions.

“PRC National Security Laws” has the meaning set forth in Section 3.3.2;

“Private Placements” has the meaning set forth in the Recitals;

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed, offered or otherwise made available by or on behalf of any Company Group Member, or from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof;

“Proximus Non-Compete Agreement” has the meaning set forth in the Recitals;

“Purchased Shares” has the meaning set forth in Section 2.2;

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software);

“Redemption Rights” means the redemption rights provided for in Sections 8.1 and 49 of the SPAC Articles of Association;

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names;

“Registrar” has the meaning set forth in the Recitals;

“Registration Rights Agreement” has the meaning set forth in the Recitals;

“Registration Statement / Proxy Statement” has the meaning set forth in Section 7.1.1;

“Released Claims” has the meaning set forth in Section 6.3.

“Remedies Exceptions” has the meaning set forth in Section 3.2;

“Representatives” has the meaning set forth in Section 7.3.1;

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (for example, Crimea, Cuba, Iran, North Korea and Syria);

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“Sanctioned Person” means, at any time, any Person (i) listed on any Sanctions-related list of designated or blocked Persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing;

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including, without limitation, the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) the UK’s Office of Foreign Sanctions Implementation (OFSI), or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time;

“SEC” has the meaning set forth in Section 5.7.1;

“Secretary of State” has the meaning set forth in the definition of NSIA Approval;

“Securities Act” has the meaning set forth in Section 3.3.2;

“Security Breach” means a breach of security leading to the unauthorized access to or acquisition of Personal Data, including ransomware attack or malware intrusion;

“Seller” has the meaning set forth in the Preamble;

“Seller Disclosure Schedule” has the meaning set forth in Article 3;

“Share Acquisition” has the meaning set forth in Section 2.2;

“Share Consideration” has the meaning set forth in Section 2.2;

“Software” means all computer software (in object code or source code format), and related documentation and materials;

“SPAC” has the meaning set forth in the Preamble;

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC adopted by special resolution dated January 21, 2021 and effective on January 21, 2021;

“SPAC Board” has the meaning set forth in the Recitals;

“SPAC Board Recommendation” has the meaning set forth in Section 7.2;

“SPAC Class A Ordinary Shares” means SPAC Class A ordinary shares, par value $0.0001 per share;

“SPAC D&O Insurance” has the meaning set forth in Section 7.6.3;

“SPAC Disclosure Schedule” has the meaning set forth in Article 5;

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“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share;

“SPAC Founder Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of January 21, 2021, by and between SPAC and Sponsor;

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC, New Holdco or New SPAC of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of GAAP or any Law applicable to SPAC including any COVID-19 Measures; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (e) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a SPAC Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other Effects, in each case, which the Seller or Company has requested in writing or to which it has consented in writing or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (f) above, to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industry in which SPAC operates;

“SPAC Merger” has the meaning set forth in the Recitals;

“SPAC Merger Documents” has the meaning set forth in Section 2.1.1;

“SPAC Merger Effective Time” has the meaning set forth in Section 2.1.2;

“SPAC Ordinary Shares” means SPAC’s Class A Ordinary Shares and the SPAC Founders Shares;

“SPAC Organizational Documents” means the organizational documents of SPAC (including the SPAC Articles of Association and Trust Agreement), New Holdco and New SPAC, in each case as amended, modified or supplemented from time to time;

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“SPAC Parties” means SPAC, New Holdco and New SPAC.

“SPAC Preferred Shares” has the meaning set forth in Section 5.3.1;

“SPAC Public Warrants” means whole redeemable warrants to purchase SPAC Class A Ordinary Shares issued as a component of the units issued in SPAC’s initial public offering, with each unit issued therein including one-third of such a warrant;

“SPAC SEC Reports” has the meaning set forth in Section 5.7.1;

“SPAC Securities” has the meaning set forth in Section 2.1.3;

“SPAC Shareholder Approval” has the meaning set forth in Section 5.10.2;

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights;

“SPAC Shareholders’ Meeting” has the meaning set forth in Section 7.2;

“SPAC Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees and any Deferred Underwriting Fees, in each case of SPAC, New Holdco or any of their respective Subsidiaries. For the avoidance of doubt, the Parties expressly acknowledge and agree that the fees and expenses set forth on Section 1.1 of the SPAC Disclosure Schedule shall constitute SPAC Transaction Expenses;

“SPAC Units” means one (1) SPAC Class A Ordinary Share and one-third of one (1) SPAC Public Warrant;

“SPAC Warrant Agreement” means that certain warrant agreement dated October 9, 2020 by and between SPAC and Continental Stock Transfer & Trust Company;

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Founder Warrants, each being whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) SPAC Class A Ordinary Share at an exercise price of $11.50;

“Special Resolution Proposal” has the meaning set forth in Section 7.2;

“Sponsor” has the meaning set forth in the Recitals;

“Stockholders Agreement” has the meaning set forth in the Recitals;

“Subscription Agreements” has the meaning set forth in the Recitals;

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries;

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“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company Group Members;

“Tax” or “Taxes” means any and all taxes, withholding taxes, duties, levies or other assessments or charges, in each case in the nature of taxes imposed by any Governmental Authority, including any income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax or imposed with respect thereto;

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes, assesses, collects, or determines such Tax, and the agency (if any) charged with the imposition, assessment, collection or determination of such Tax for such authority or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, assessing or determining, social security or similar charges or premiums;

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case, provided, filed or submitted, or required to be provided, filed or submitted, to a Taxing Authority;

“Terminating Company Breach” has the meaning set forth in Section 9.1.5;

“Terminating SPAC Breach” has the meaning set forth in Section 9.1.6;

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, New Holdco, New SPAC, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement;

“Transaction Proposals” has the meaning set forth in Section 7.2;

“Transactions” means the SPAC Merger, Share Acquisition and the other transactions contemplated by this Agreement and the Transaction Documents;

“Transaction Support Agreement” has the meaning set forth in the Recitals;

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equityholder of Seller, the Company or any Company Subsidiary;

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“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code;

“Trust Account” has the meaning set forth in Section 5.13;

“Trust Agreement” has the meaning set forth in Section 5.13;

“Trustee” has the meaning set forth in Section 5.13;

“Trust Fund” has the meaning set forth in Section 5.13;

“Unaudited Financial Statements” has the meaning set forth in Section 4.7.1; and

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

1.2	Construction

1.2.1	Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal and regulatory provisions consolidating, amending or replacing such Law.

1.2.2	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

1.2.3	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

1.2.4	All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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2	The Transactions

2.1	SPAC Merger

2.1.1	SPAC Merger Effects. On the terms and subject to the conditions set forth in the Plan of Merger and all other ancillary documents required in connection with the SPAC Merger, including this Agreement (the “SPAC Merger Documents”), and in accordance with the Act and Cayman Islands Companies Act, at the SPAC Merger Effective Time and in accordance with Section 2.3.3(ii), SPAC and New SPAC shall consummate the SPAC Merger, pursuant to which:

(i)	SPAC shall be merged with and into New SPAC, and the separate corporate existence of SPAC shall thereupon cease and the Registrar shall strike SPAC from the register of companies and issue a certificate of strike off by way of merger with an overseas company in accordance with the provisions of section 237(13) of the Cayman Islands Companies Act (2021 Revision) (the “Cayman Islands Companies Act”);

(ii)	New SPAC shall (a) be the surviving entity in the SPAC Merger, (b) continue to be governed by the Act and (c) continue as the surviving company within the meaning of the Cayman Islands Companies Act, and its separate existence with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the SPAC Merger.

(iii)	Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the assets, liabilities, rights, powers, privileges, franchises, contracts, capital assets and property of every description of SPAC shall transfer, vest and become assets, liabilities, rights, powers, privileges, franchises, contracts, capital assets and property of every description of New SPAC, and all debts, obligations, security interests, contracts, claims, restrictions and liabilities of SPAC shall become debts, obligations, security interests, contracts, claims, restrictions and liabilities of New SPAC.

2.1.2	SPAC Merger Effective Time. The SPAC Merger shall become effective at the time that (i) the SPAC Merger Documents are filed with and accepted by the Registrar and (ii) the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware, and otherwise in accordance with the terms of the Certificate of Merger (the “SPAC Merger Effective Time”).

2.1.3	Conversion of SPAC Securities. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holder of any of their securities, the (a) SPAC Units, (b) SPAC Class A Ordinary Shares, (c) SPAC Founders Shares, (d) SPAC Public Warrants and (e) SPAC Founder Warrants ((a)-(e) “SPAC Securities”), in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be converted into the right to receive the following consideration:

(i)	Each SPAC Unit shall be cancelled in exchange for consideration consisting of (a) the right to receive one (1) validly issued, fully paid and non-assessable share of New Holdco Common Stock and (b) on substantially equivalent terms and conditions as the SPAC Public Warrants, one-third of one (1) warrant to acquire one (1) share of New Holdco Common Stock (each such whole warrant, a “New Holdco Public Warrant”).

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(ii)	Each SPAC Class A Ordinary Share (without duplication of the SPAC Ordinary Shares contemplated by Section 2.1.3(i) above) shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable share of New Holdco Common Stock.

(iii)	Each SPAC Founders Share shall be cancelled in exchange for consideration consisting of the right to receive one (1) validly issued, fully paid and non-assessable share of New Holdco Common Stock in accordance with Article 17 of the SPAC Articles of Association (assuming for such purpose that the Transactions contemplated hereby were consummated by SPAC as the Business Combination (as defined in the SPAC Articles of Association)).

(iv)	Each SPAC Public Warrant (without duplication of the SPAC Public Warrants contemplated by Section 2.1.3(i) above) shall be cancelled in exchange for consideration consisting of the right to receive, on substantially equivalent terms and conditions as the SPAC Public Warrants, one (1) New Holdco Public Warrant.

(v)	Each SPAC Founder Warrant shall be cancelled in exchange for consideration consisting of the right to receive, on substantially equivalent terms and conditions as the SPAC Founder Warrants, one (1) warrant to acquire one (1) share of New Holdco Common Stock (each, a “New Holdco Founder Warrant”).

2.1.4	Transfer of New Holdco Common Stock. Following the SPAC Merger Effective Time, the New Holdco Common Stock held by New SPAC shall be transferred by New SPAC to New Holdco and such New Holdco Common Stock shall thereafter be cancelled in accordance with applicable Law.

2.2	Share Acquisition

Upon the terms and subject to the terms and conditions set forth in this Agreement, immediately following the SPAC Merger Effective Time, Seller shall sell, transfer, assign and convey to New Holdco all of the issued and outstanding Company Shares (the “Purchased Shares”), and New Holdco shall acquire such Purchased Shares from Seller, free and clear of all Liens (other than as set forth in the organizational documents of the Company and pursuant to applicable securities Laws generally), in exchange for (i) the Cash Consideration and (ii) New Holdco Common Stock issued to the Seller in the quantity equal to (a) (I) the Company Equity Value minus (II) the product of (A) ten (10) dollars ($10.00) multiplied by (B) the number of SPAC Founders Shares forfeited pursuant to the provisions of the Transaction Support Agreement minus (III) Company Transaction Expenses minus (IV) SPAC Transaction Expenses, divided by (b) ten (10) (such New Holdco Common Stock, the “Share Consideration”) (such transaction, the “Share Acquisition”) and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchased Shares after the Closing).

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2.3	Closing

2.3.1	Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 2.3.3 (except in the case of the payments contemplated by Section 2.3.3, which shall be made as promptly as practicable after such time), which shall occur on the fifth (5th) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

2.3.2	Transaction Expenses. At least five (5) Business Days prior to the Closing:

(i)	SPAC shall cause the Chief Financial Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses; and

(ii)	the Seller shall cause the Chief Financial Officer of the Seller, solely in his capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth the Seller’s good faith estimate of the Company Transaction Expenses;

in each case, including reasonable supporting materials for the amount of each item included therein.

2.3.3	Closing Order. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)	SPAC shall make or cause to be paid any payments required to be made by SPAC in connection with the exercise of the Redemption Rights;

(ii)	SPAC and New SPAC shall (a) execute the SPAC Merger Documents in accordance with the relevant provisions of the Cayman Islands Companies Act and Act, as applicable, file the applicable SPAC Merger Documents with the Registrar, (b) cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Act, and (c) make all other filings or recordings, and pay any fees, required under the Cayman Islands Companies Act or the Act to effect the SPAC Merger;

(iii)	the Investors shall purchase, and New Holdco shall issue and sell to the Investors, the number of shares of New Holdco Common Stock set forth in the Subscription Agreements against payment of the amounts set forth in the Subscription Agreements; and

(iv)	(a) Seller shall transfer to New Holdco, and New Holdco shall accept from Seller, the Purchased Shares and (b) in exchange therefor, New Holdco shall (I) deliver the Cash Consideration by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by Seller and (II) issue and deliver to Seller the Share Consideration.

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2.3.4	Closing Deliverables. At the Closing:

(i)	Seller shall deliver (or cause to be delivered) to SPAC and New Holdco:

(a)	a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by Seller or any of its Affiliates, duly executed by Seller or its Affiliate, as applicable;

(b)	a duly executed stock power on behalf of Seller with respect to the transfer of the Purchased Shares; and

(c)	a notice to be delivered to the U.S. Internal Revenue Service (the “IRS”), in accordance with the requirements of Section 1.897-2(h)(2) of the United States Treasury Regulations, in substantially the form attached as Exhibit F-1, dated as of the Closing Date and duly executed by the Company (the “Company IRS Notice”), and a FIRPTA notification letter, in substantially the form attached as Exhibit F-2, dated as of the Closing Date and duly executed by the Company.

(ii)	SPAC shall deliver (or cause to be delivered) to Seller:

(a)	certified copies of the amended and restated SPAC Organizational Documents that have been submitted to, and in each case accepted by, the Registrar or the Secretary of State of the State of Delaware, as applicable, in accordance with Section 7.12; and

(b)	a counterpart of each Ancillary Agreement to be executed prior to or at the Closing by SPAC, New Holdco or New SPAC, duly executed by SPAC, New Holdco or New SPAC, as applicable.

2.3.5	Capitalization. Exhibit G sets forth an illustrative calculation of the capitalization of New Holdco immediately following the consummation of the Transactions.

2.3.6	Leakage Certificate. At least three (3) Business Days and not more than five (5) Business Days before the Closing, Seller shall deliver the Leakage Certificate to SPAC. Prior to the Closing, (i) SPAC shall have an opportunity to review the Leakage Certificate and discuss in good faith such certificate with the persons responsible for its preparation, and shall promptly, and not more than one (1) Business Day following the date the Seller delivers the Leakage Certificate to SPAC, provide any good faith and reasonable comments or questions in respect thereof to the Seller in writing, and (ii) Seller shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with SPAC in good faith to respond to any questions and consider in good faith any comments regarding the Leakage Certificate delivered in accordance with the previous sentence. Seller shall revise such Leakage Certificate prior to the Closing to incorporate any changes that are reasonably appropriate in Seller’s sole and exclusive discretion in light of such comments. The Leakage Certificate, as it may be revised by Seller pursuant to the previous sentence, shall be valid and binding on all parties and for all purposes absent manifest error.

2.4	Exchange Agent

2.4.1	Exchange Agent. SPAC shall designate a bank or trust company (the “Exchange Agent”), for the benefit of the holders of SPAC Securities, for exchange in accordance with this Article 2, the New Holdco Common Stock and warrants to acquire New Holdco Common Stock contemplated by Section 2.1. SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver such New Holdco Common Stock and warrants to acquire New Holdco Common Stock in accordance with this Agreement. SPAC and New Holdco shall enter into an exchange agent agreement in a form reasonably acceptable to Seller with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.4.

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2.4.2	Exchange Procedures. As promptly as practicable after the date hereof, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of SPAC Securities a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and Seller (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the applicable SPAC Securities shall pass, only upon proper surrender of such SPAC Securities to the Exchange Agent or other cancellation, and (ii) instructions for use in effecting the surrender or other cancellation of the SPAC Securities pursuant to the Letter of Transmittal. Following the surrender to the Exchange Agent of all SPAC Securities held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, each former holder of such SPAC Securities shall be entitled to receive from the Exchange Agent, in exchange therefore, the applicable New Holdco Common Stock, New Holdco Public Warrants and New Holdco Founder Warrants to be issued pursuant to Section 2.1.3. Until surrendered as contemplated by this Section 2.4, the SPAC Securities shall be deemed at all times after the Closing to represent only the right to receive upon such surrender the New Holdco Common Stock and warrants to acquire New Holdco Common Stock contemplated by Section 2.1.

2.4.3	No Further Rights in SPAC Securities. The New Holdco Common Stock and warrants to acquire New Holdco Common Stock contemplated by Section 2.1 issuable in exchange for the SPAC Securities in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Securities.

2.4.4	Adjustments. The New Holdco Common Stock and warrants to acquire New Holdco Common Stock issued as contemplated by Section 2.1 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC or New Holdco Common Stock or warrants occurring on or after the date hereof and prior to the Closing.

2.4.5	Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any SPAC Securities shall not have been surrendered or transferred, respectively, prior to the date on which any consideration payable pursuant to this Agreement in respect thereof would otherwise escheat to or become the property of any Governmental Authority pursuant to applicable Law, any such consideration payable pursuant to this Agreement in respect of such SPAC Securities shall, to the extent permitted by applicable Law, become the property of New Holdco, and any former holders of SPAC Securities who have not theretofore complied with this Article 2 with respect thereto shall thereafter look only to New Holdco for payment of their claim for consideration payable pursuant to this Agreement.

2.5	Tax Treatment of SPAC Merger

2.5.1	For U.S. federal income tax purposes (and state and local tax purposes, where applicable), the Parties intend that the SPAC Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Parties shall not, and shall cause their respective Affiliates not to, take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the SPAC Merger from qualifying as such. By executing this Agreement, SPAC, New Holdco and New SPAC hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the SPAC Merger, and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

2.5.2	The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 2.5 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with (or final administrative decision by) the relevant Taxing Authority.

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2.6	Withholding and other Tax Matters

2.6.1	Notwithstanding anything in this Agreement to the contrary, the Company, Seller, SPAC, New Holdco and New SPAC shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted or withheld with respect to the making of such payment under applicable Law, provided, however, that the Parties shall cooperate and use reasonable efforts to reduce, minimize or eliminate any applicable withholding to the extent permitted under applicable Tax law. To the extent that any such amounts are deducted or withheld and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6.2	All Transfer Taxes incurred in connection with the Transactions shall be paid by New Holdco in accordance with Section 9.3.

3	Representations and Warranties of Seller

Except as set forth in the Seller’s disclosure schedule delivered by Seller in connection with this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to SPAC, New Holdco and New SPAC as follows:

3.1	Capitalization

Seller owns 100 percent of the Company Shares free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company’s organizational documents. All the Company Shares are validly issued, fully paid and non-assessable.

3.2	Authority Relative to this Agreement

Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by SPAC, New Holdco and New SPAC, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

3.3	No Conflict; Required Filings and Consents

3.3.1	The execution and delivery of this Agreement by Seller does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.3.2 and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.3.1 of the Seller Disclosure Schedule, the performance of this Agreement by Seller will not (i) conflict with or violate the articles of association (statuten/statuts) or other organizational documents of Seller, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.3.2 have been obtained and all filings and obligations described in Section 3.3.2 have been made, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of Seller pursuant to, any contract to which Seller is a party or by which any asset or property of Seller is bound, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect on Seller.

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3.3.2	The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of: the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the Securities Act of 1933, as amended (the “Securities Act”); state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover Laws; the pre-merger notification requirements of the HSR Act; the National Security and Investment Act 2021 (the “NSIA”); the Peoples Republic of China Foreign Investment Law, National Security Law and the Measures on Security Review of Foreign Investment (together, the “PRC National Security Laws”); filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act and the Act; and any Other Approvals; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a material adverse effect on Seller.

3.4	Seller’s Investigation and Reliance

Seller is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, New Holdco, New SPAC and the Transactions, which investigation, review and analysis were conducted by Seller together with expert advisors, including legal counsel, that it has engaged for such purpose. Seller and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, New Holdco and New SPAC and other information that they have requested in connection with their investigation of SPAC, New Holdco and New SPAC and the Transactions. Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, New Holdco, New SPAC or any of their respective Representatives, except as expressly set forth in Article 5 (as modified by the SPAC Disclosure Schedules or SPAC SEC Reports) or in any certificate delivered by SPAC, New Holdco or New SPAC pursuant to this Agreement. None of SPAC, New Holdco, New SPAC, nor any of their respective stockholders, Affiliates or Representatives shall have any liability to Seller or any of its respective shareholders, stockholders or other equityholders (as applicable), Affiliates or Representatives resulting from the use of any information, documents or materials made available to Seller or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Seller acknowledges that none of SPAC, New Holdco, New SPAC, nor any of their stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC, New Holdco or New SPAC.

3.5	Exclusivity of Representations and Warranties

Except as otherwise expressly provided in this Article 3 (as modified by the Seller Disclosure Schedule), Seller hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Seller, the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, Seller, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Seller Disclosure Schedule) or in any certificate delivered by Seller pursuant to this Agreement, neither Seller nor any other Person on behalf of Seller has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

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4	Representations and Warranties of the Company

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, New Holdco and New SPAC as follows:

4.1	Organization and Qualification; Subsidiaries

The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

4.2	Organizational Documents

The Company has prior to the date of this Agreement made available to SPAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws, articles of association or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.3	Capitalization

4.3.1	There are no Equity Interests issued or outstanding in the Company other than the Company Shares. All such Company Shares have been issued and granted in compliance with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a Party and the organizational documents of the Company.

4.3.2	A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.3.2 of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. All of the outstanding Equity Interests of the Company Subsidiaries are (i)duly authorized, validly issued, fully paid and nonassessable and (ii)have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable contracts to which the applicable Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100 percent by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities laws and their respective organizational documents.

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4.3.3	Except as set forth in Section 4.3.3 of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company. The Company does not own any Equity Interests in any Person.

4.3.4	There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary.

4.4	Authority Relative to this Agreement

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, New Holdco and New SPAC, constitutes a legal, valid and binding obligation of the Company, enforceable against each of Seller and the Company in accordance with its terms, except as limited by the Remedies Exceptions.

4.5	No Conflict; Required Filings and Consents

4.5.1	The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.3.2 and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.3.1 of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 3.3.2 have been obtained and all filings and obligations described in Section 3.3.2 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound, except, with respect to clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

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4.5.2	The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, the NSIA, the PRC National Security Laws, filing and recordation of appropriate merger documents as required by the Cayman Islands Companies Act, and any Other Approvals; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.6	Permits; Compliance

Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is, or has been since the Lookback Date, in conflict with, or in default, breach or violation of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.7	Financial Statements

4.7.1	The Company has made available to SPAC in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Unaudited Financial Statements”), which are attached as Section 4.7.1 of the Company Disclosure Schedule. Each of the Unaudited Financial Statements (including any notes thereto) (i) was prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

4.7.2	The Company has made available to SPAC in the Virtual Data Room true and complete copies of the unaudited consolidated interim financial information of the Company and the Company Subsidiaries as of and for the nine (9) months ended September 30, 2021 (the “Interim Financial Information”), which are attached as Section 4.7.2 of the Company Disclosure Schedule. The Interim Financial Information fairly present, in all material respects, the financial information of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring adjustments.

4.7.3	Except as set forth in Section 4.7.3 of the Company Disclosure Schedule or to the extent set forth on the Interim Financial Information, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected in a trial balance prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course since the date of such Interim Financial Information (and, in any event, do not relate to breach of contract, tort or noncompliance with Law), (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party (and, in any event, do not relate to breach of contract, tort or noncompliance with Law) or (iii) such other liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

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4.7.4	Since the Lookback Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Board of Directors of the Company or any committee thereof.

4.7.5	To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.8	Absence of Certain Changes or Events

4.8.1	Since December 31, 2020, except as otherwise set forth in Section 4.8.1 of the Company Disclosure Schedule or reflected in the Interim Financial Information, or as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than in the Ordinary Course, (iii) there has not been a Company Material Adverse Effect, and (iv) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

4.8.2	Seller represents that no Leakage has occurred between October 1, 2021 (included) and the date of this Agreement (included).

4.9	Litigation

Except as set forth in Section 4.9 of the Company Disclosure Schedule, (i) as of the date of this Agreement, there is no (and has not been since the Lookback Date) material litigation, suit, claim, charge, complaint, arbitration, inquiry, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”), whether civil, criminal, administrative, regulatory, or otherwise, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary in writing or otherwise, or any property or asset of the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10	Employee Benefit Plans

4.10.1	Section 4.10.1 of the Company Disclosure Schedule lists all executive employment agreements to which the Company or any Company Subsidiary is a party or bound as of the date of this Agreement. Section 4.10.1 of the Company Disclosure Schedule also lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, independent contractor and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not listed on the Company Disclosure Schedule, the “Plans”).

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4.10.2	With respect to each material Plan, the Company has made available to SPAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of any annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) filed with the relevant Governmental Authority, (iv) copies of the most recently received determination from the relevant Governmental Authority, opinion or advisory letter for each such Plan (or, if not yet received, a draft of the application provided to the relevant Governmental Authority for such Plan), and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any written or other commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

4.10.3	None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any material liability or obligation under, (i) a multiemployer plan (including within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or defined benefit pension plan, (ii) a single employer pension plan (including within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA.

4.10.4	Except as set forth in Section 4.10.4 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay any separation, severance, termination or similar benefits to any Person directly as a result of any Transaction contemplated by this Agreement, nor will such Transaction accelerate the time of payment or vesting, or materially increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

4.10.5	Except as set forth on Section 4.10.5 of the Company Disclosure Schedule, none of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director, independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state or national Law.

4.10.6	Each Plan is and has been within the past six (6) years in compliance, in all material respects, with its terms and the requirements of all applicable Laws. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or threatened in writing, or, to the knowledge of the Company, threatened orally, with respect to any Plan (other than claims for benefits in the Ordinary Course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action, except, in each case, as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.10.7	Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS with respect to its tax-qualification under Sections 401(a) and 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, in either case, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan.

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4.10.8	There has not been any nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate with respect to a Plan that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

4.10.9	The Company, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”), is and has been in compliance, in all material respects, with the U.S. Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate, or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

4.10.10	Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

4.10.11	All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon any applicable law and reasonable actuarial assumptions.

4.11	Labor and Employment Matters

4.11.1	Section 4.11.1 of the Company Disclosure Schedule sets forth a true, correct, and complete list of all employees of the Company as of July 26, 2021, and sets forth for each such Person the following: (i) title or position (including whether full or part-time); (ii) classification (exempt or non-exempt); (iii) hire date; (iv) work location; (v) current annual base or hourly compensation rate; (vi) commission, bonus, or other incentive-based compensation and (vii) visa type (including date of expiration), if any. The Company does not have any unsatisfied liability to any previously terminated employee. All employees working in the United States who are classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at all times from the Lookback Date to present have been properly classified as exempt. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements). All employees working in the United States are legally authorized to work in the United States and timely completed a Form I-9. The Company nor any Company Subsidiary have made, directly or indirectly, any written or oral representations to any current or former employee promising or guaranteeing, or otherwise concerning, any employment, offer of employment, or terms and conditions of employment (including salary, wages, employee benefits, or visa sponsorship or renewal) to take effect, be implemented, or commence upon or after the date of this Agreement.

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4.11.2	Since the Lookback Date and through the date of this Agreement, no employee of the Company or any Company Subsidiary is or has been represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. Since the Lookback Date and through the date of this Agreement, there are and have been no strikes, lockouts or work stoppages existing or threatened in writing, or, to the knowledge of the Company, orally, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who provide or have provided services with respect to the Company or any Company Subsidiaries. Since the Lookback Date and through the date of this Agreement, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees. Since the Lookback Date and through the date of this Agreement, there are not and have not been any unfair labor practice charges or complaints against the Company or any Company Subsidiaries pending or threatened before the National Labor Relations Board.

4.11.3	Except as set forth on Section 4.11.3 of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees. There are not any pending or, to the knowledge of Company, threatened, charges against the Company, any Company Subsidiary, or any of its employees before the U.S. Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. Except as set forth on Section 4.11.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has not received any written communication during the Lookback Date through the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

4.11.4	The Company and the Company Subsidiaries are and have been since the date that is four years prior to the date hereof in material compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health (including regulations and guidance promulgated by applicable healthcare and regulatory authorities related to COVID-19), and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

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4.11.5	Except as set forth on Section 4.10.1 of the Company Disclosure Schedule, (i) all Persons employed by the Company or any Company Subsidiary in the United States, or engaged by the Company or any Company Subsidiary as independent contractors in the United States, are employed or engaged at-will or otherwise employed or engaged such that the Company or Company Subsidiary may lawfully terminate their employment or engagement at any time, with or without cause, and (ii) such termination will not give rise to any material liability of the Company or any Company Subsidiary.

4.11.6	The Company nor any Company Subsidiary has ever incurred liability, penalty or other charge under the Workers Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., or any comparable state or local Law. No key employee or group of employees has informed the Company or any Company Subsidiary of any plans to terminate his, her or their employment with the Company or any Company Subsidiary as of the date of this Agreement.

4.12	Real Property; Title to Assets

4.12.1	The Company does not own any real property.

4.12.2	Section 4.12.2 of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each material lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC in the Virtual Data Room. (i) There are no Leases, concessions or other contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except those that would not have a Company Material Adverse Effect.

4.12.3	There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except those that would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, except those that would not have a Company Material Adverse Effect.

4.12.4	Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except those that would not have a Company Material Adverse Effect.

4.12.5	The assets owned by the Company and the Company Subsidiaries and the employees of the Company and the Company Subsidiaries are all of the assets and individuals used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the Ordinary Course, and such assets and individuals comprise all of the assets, individuals and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

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4.12.6	All of the Asset Credit Support that has provided by, on behalf of, or for the benefit of, the Company or any Company Subsidiary is set forth on Section 4.12.6 of the Company Disclosure Schedule. True, correct and complete copies of such Asset Credit Support have been made available to SPAC. Such Asset Credit Support constitute all of the credit and other contractual support and assurance that the Company or any Company Subsidiary is currently required by any Law (including any Company Permit) or agreement to provide.

4.13	Intellectual Property

4.13.1	Section 4.13.1 of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than (a) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000 and (b) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $50,000 per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (a) incorporated into or used in connection with the Products or (b) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP (x) constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and (y) is sufficient for the conduct of such business substantially as conducted as of the date of this Agreement and intended to be conducted following the date of this Agreement.

4.13.2	The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, other than upon expiration of its statutory term in the Ordinary Course, pending.

4.13.3	The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information.

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4.13.4	Except as set forth in Section 4.13.4 of the Company Disclosure Schedule, since the Lookback Date: (i) as of the date of this Agreement, there have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any Person (a) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or (b) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other Persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of other Persons; (iii) no other Person has infringed, misappropriated or violated any of the Company-Owned IP in any material respect; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any opinion of counsel regarding the foregoing.

4.13.5	Except as set forth on Section 4.13.5 of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to SPAC in the Virtual Data Room, and pursuant to which such Persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

4.13.6	None of the Company, any of the Company Subsidiaries or, to the Company’s knowledge, any other Person is in breach or default of any agreement specified in Section 4.13.1(ii) of the Company Disclosure Schedule.

4.13.7	Section 4.13.7 of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software, the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, whether such Open Source Software is modified and whether such Open Source Software is dynamically or statically linked).

4.13.8	The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other Person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Systems or Product components at no or minimal charge.

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4.14	Information Technology

Except as set forth on Section 4.14 of the Company Disclosure Schedule:

4.14.1	the Business IT is operational and free from known material defects, operates at the Company’s foreseen capacity, is presently maintained, and runs on versions of the software that are still supported for both functional and technical fixes by the Company or the applicable provider or vendor of the applicable software;

4.14.2	in the past two years, there have been no material failures or performance reductions or breakdowns of any Business IT which have had (or are having) a Company Material Adverse Effect;

4.14.3	the Information Technology and the databases used by the Company are adequate in all material respects to fulfill the requirements of the operations of its business in the manner, scope, and extent as currently conducted; and

4.14.4	the Business IT does not contain any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) materially disrupting, disabling, harming, or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) damaging, destroying or rendering inaccessible (e.g., through encryption) any data or file without the user’s consent.

4.15	Privacy and Data Protection

Except as set forth on Section 4.15 of the Company Disclosure Schedule and/or as would not be expected to result in a Company Material Adverse Effect:

4.15.1	since the Lookback Date, the Company has materially complied with all applicable requirements of applicable Data Protection Legislation;

4.15.2	since the Lookback Date, no Data Protection Authority, and no individual, private party, or organization, has alleged that the Company has failed to comply with Data Protection Legislation, or threatened to conduct an investigation into or take enforcement action against the Company or threatened in writing to initiate a complaint or proceeding against the Company, in each foregoing case, in writing or another duly documented manner;

4.15.3	the Company has implemented, maintains and has at all times since the Lookback Date complied with a written information security plan, containing commercially reasonable physical, administrative, and technical security measures designed to (a) protect the confidentiality, integrity, and accessibility of the Company’s Business IT, and (b) protect the Personal Data it stores and controls against unauthorized access, modification, disclosure, or use, in a manner appropriate to the risks involved in the processing of the Personal Data and in compliance with applicable Data Protection Legislation and the Company’s internal policies. Without limiting the generality of the foregoing, such measures may include, as appropriate: (i) periodic testing of data security measures and prompt remediation of any critical or severe vulnerabilities identified; (ii) training of all employees who handle Personal Data, with requirements that all such employees and contractors are contractually bound to written non-disclosure obligations; (iii) execution of written agreements with any third party or subcontractor that processes Personal Data on behalf of the Company; (iv) incident response plans and procedures; (v) a privacy governance program led by a dedicated team responsible for data protection; (vi) encryption of Personal Data transmitted over unsecured networks; (vii) complexity, history, expiration, and/or lockout requirements for employee passwords; (viii) role-based access to Personal Data for employees; or (ix) event logging;

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4.15.4	the Company’s privacy policies materially comply with the requirements of applicable Data Protection Legislation and have been communicated to all relevant individuals or posted at the point of collection of Personal Data by the Company. The Company’s privacy policies disclose how the Company collects, uses, retains, and discloses Personal Data it collects in accordance with applicable Data Protection Legislation. The Company’s privacy policies have been updated within the twelve (12) months prior to the date hereof;

4.15.5	the Company has put in place appropriate and reasonable policies and procedures, including self-assessment processes to identify and minimize risk when processing Personal Data, with respect to compliance with the requirements of applicable Data Protection Legislation;

4.15.6	the Company has taken commercially reasonable steps to ensure that all vendors, third-party service providers, and contractors, or other persons who process, store, or otherwise handle Personal Data for or on behalf of the Company have agreed to materially comply with applicable Data Protection Legislation and taken reasonable steps to protect and secure Personal Data form loss, theft, misuse, or unauthorized access, use, modification, or disclosure;

4.15.7	the Company reviews its data retention periods for Personal Data on a regular basis;

4.15.8	the Company has policies in place designed to ensure that all cross-border transfers of Personal Data comply with Data Protection Legislation;

4.15.9	the Company has complied with and fulfilled all bona fide, verified requests made by individuals regarding the exercise of data subject rights under the Data Protection Legislation, and there are no such requests outstanding at the date of this Agreement; and

4.15.10	Except as disclosed in Section 4.15.10 of the Company Disclosure Schedule, for the past three (3) years, the Company has not become aware of or reasonably suspected any material Security Breach requiring notice to impacted individuals or Data Protection Authorities, and to the Company’s knowledge, no vendor or service provider has experienced a material Security Breach affecting Company Personal Data and requiring notice to impacted individuals or Data Protection Authorities.

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4.16	Taxes

4.16.1	Except as set forth on Section 4.16.1 of the Company Disclosure Schedule, since the date that is four years prior to the date hereof, all income Tax Returns, and all other material Tax Returns required to be filed by the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

4.16.2	Except as set forth on Section 4.16.2 of the Company Disclosure Schedule, since the date that is four years prior to the date hereof, all material Taxes that are required to be paid by the Company and each of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

4.16.3	Except as set forth on Section 4.16.3 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have provided adequate reserves in accordance with GAAP in the Interim Financial Information for any material Taxes of the Company or any Company Subsidiary as of the date of the Interim Financial Information that have not been paid.

4.16.4	Since the date that is four years prior to the date hereof, no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any material Taxes has been asserted or threatened in writing by any Taxing Authority.

4.16.5	No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted, or has been announced or threatened in writing since the date that is four years prior to the date hereof, with respect to the Company or any Company Subsidiary;

4.16.6	Since the date that is four years prior to the date hereof, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

4.16.7	Since the date that is four years prior to the date hereof, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of business).

4.16.8	Except as set forth on Section 4.16.8 of the Company Disclosure Schedule, there are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

4.16.9	Since the date that is four years prior to the date hereof, the Company and the Company Subsidiaries have withheld or collected and timely paid to the appropriate Taxing Authority all material Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other Person, and, to the Company’s knowledge, the Company and the Company Subsidiaries have in all material respects complied with applicable Tax Laws relating to the payment and withholding of Taxes.

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4.16.10	Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement, in each case, other than any agreement, contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

4.16.11	Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of an affiliated, aggregate, combined, consolidated or unitary Tax group, fiscal unity or unified group (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

4.16.12	Neither the Company nor any Company Subsidiary is a party to any material ruling, closing agreement, or similar agreement or arrangement with a Taxing Authority and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

4.16.13	The Company has made available to SPAC true, correct and complete copies of (i) all U.S. federal income Tax Returns filed by the Company for any taxable period ending on or after December 31, 2018, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies or similar correspondence received by or with respect to the Company or any Company Subsidiary for any taxable period ending on or after December 31, 2018.

4.16.14	Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.16.15	The Company and any Company Subsidiary created or organized in the United States or under the Laws of the United States or of any United States state is, and has been since the date that is four years prior to the date hereof, classified as a corporation for U.S. federal income tax purposes.

4.16.16	Except as set forth on Section 4.16.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has within the last two years distributed the Equity Interests of another Person, or has had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.16.17	Except as set forth on Section 4.16.17 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a resident for income tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

4.16.18	Except as set forth on Section 4.16.18 of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology where material flows are involved. The prices for any property or service (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

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4.17	Material Contracts

4.17.1	Section 4.17.1 of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.17.1 of the Company Disclosure Schedule being the “Material Contracts”):

(i)	each contract and agreement with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $2,750,000, in the aggregate, over the twelve (12)-month period prior to the date hereof;

(ii)	each contract and agreement with the Company’s top ten (10) customers and top ten (10) Suppliers based on the aggregate amounts paid by or to the Company, as applicable, and the Company Subsidiaries, in the twelve (12)-month period ending on the date hereof;

(iii)	each agreement to which the Company or any Company Subsidiary is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

(iv)	all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over any twelve (12)-month period;

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any twelve (12)-month period;

(vi)	each contract and agreement (a) with any of the Affiliates of the Company or (b) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit that is utilized by the Company or any Company Subsidiary in the Ordinary Course;

(vii)	all contracts or agreements under which the Company has paid royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary, or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, in the twelve (12)-month period ending on the date hereof;

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(viii)	all contracts and agreements evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any Person;

(ix)	all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a twelve (12)-month period;

(x)	all partnership, joint venture or similar agreements;

(xi)	all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xii)	all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xiii)	all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13.1 of the Company Disclosure Schedule;

(xiv)	contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xv)	all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xvi)	all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis;

(xvii)	agreement for the development of Company-Owned IP for the benefit of the Company; and

(xviii)	all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

4.17.2	(i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or, to the knowledge of the Company, oral claim of default under any such Material Contract. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (a) any potential exercise of termination rights with respect to any Material Contract or (b) any non-renewal or modification of any Material Contract, except, in each case of the foregoing (i) through (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

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4.17.3	The Company has furnished or made available to SPAC in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

4.18	Insurance

4.18.1	Section 4.18.1 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) to the extent stated in such Insurance Policy, the premium most recently charged.

4.18.2	With respect to each such Insurance Policy, and except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.19	Board Approval; Vote Required

The approval of Seller is the only corporate approval necessary for the Company to adopt this Agreement and approve the Transactions. Prior to the date hereof, Seller, as sole stockholder of the Company, has approved and adopted this Agreement and the Transactions by written consent, which has not subsequently been rescinded or modified in any way.

4.20	Certain Business Practices

4.20.1	The Company and the Company Subsidiaries, their respective officers and directors, and, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and for the past three (3) years have been, in compliance with all applicable Sanctions and Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, or have been since the Lookback Date: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions or Ex-Im Laws; or (iv) to the knowledge of the Company, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions or Ex-Im Laws.

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4.20.2	(i) The Company and the Company Subsidiaries, and their respective officers, directors, employees and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and for the past three (3) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, or employees nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

4.21	Interested Party Transactions

Except as set forth on Section 4.21 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course: (i) no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes any goods or services to the Company or any Company Subsidiary; or (c) a beneficial interest in any Material Contract; and (ii) the Company and the Company Subsidiaries have not (a) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (b) materially modified any term of any such extension or maintenance of credit.

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4.22	Exchange Act

Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23	Brokers

Except as set forth on Section 4.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements, including its engagement letter, between the Company and any entity listed on Section 4.23 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.24	The Company’s Investigation and Reliance

The Company is a sophisticated party and has made its own independent investigation, review and analysis regarding SPAC, New Holdco, New SPAC and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that it has engaged for such purpose. The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of SPAC, New Holdco and New SPAC and other information that they have requested in connection with their investigation of SPAC, New Holdco and New SPAC and the Transactions. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC, New Holdco, New SPAC or any of their respective Representatives, except as expressly set forth in Article 5 (as modified by the SPAC Disclosure Schedules or SPAC SEC Reports) or in any certificate delivered by SPAC, New Holdco or New SPAC pursuant to this Agreement. None of SPAC, New Holdco, New SPAC, nor any of their respective stockholders, Affiliates or Representatives shall have any liability to the Company or any of its respective shareholders, stockholders or other equityholders (as applicable), Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Company acknowledges that none of SPAC, New Holdco, New SPAC, nor any of their stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC, New Holdco or New SPAC.

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4.25	Exclusivity of Representations and Warranties

Except as otherwise expressly provided in this Article 4 (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

5	Representations and Warranties of SPAC, New Holdco and New SPAC

Except as set forth in the SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, and provided, further, that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.12 and Section 5.16, SPAC, New Holdco and New SPAC jointly and severally hereby represent and warrant to Seller as follows:

5.1	Corporate Organization

5.1.1	Each of SPAC, New Holdco and New SPAC is an exempted company, corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a SPAC Material Adverse Effect.

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5.1.2	New Holdco and New SPAC are the only Subsidiaries of SPAC. Except for New Holdco and New SPAC, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

5.2	Organizational Documents

Each of SPAC, New Holdco and New SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents relevant to them. The SPAC Organizational Documents are in full force and effect. None of SPAC, New Holdco or New SPAC is in violation of any of the provisions of the SPAC Organizational Documents relevant to them.

5.3	Capitalization

5.3.1	The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (i) 37,950,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 9,487,000 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (iv) 19,776,667 SPAC Warrants are issued and outstanding, and (v) 7,126,667 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Founders Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Articles of Association.

5.3.2	As of the date of this Agreement, the New Holdco Common Stock are the only issued and outstanding Equity Interests in New Holdco and SPAC owns 100 per cent of the New Holdco Common Stock free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and New Holdco’s organizational documents. All such New Holdco Common Stock are validly issued, fully paid and non-assessable. All such New Holdco Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which New Holdco is a party and the organizational documents of New Holdco.

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5.3.3	As of the date of this Agreement, the New SPAC Interests are the only issued and outstanding Equity Interests in New SPAC and New Holdco owns 100 per cent of the New SPAC Interests free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and New SPAC’s organizational documents. All such New SPAC Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which New SPAC is a party and the organizational documents of New SPAC.

5.3.4	All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Articles of Association.

5.3.5	Except for the Subscription Agreements, this Agreement, the SPAC Warrants and the SPAC Founders Shares, or as set forth on Section 5.3.5 of the SPAC Disclosure Schedule, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other Equity Interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Founders Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any Subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any Subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Transaction Support Agreement and any other agreement set forth in the SPAC SEC Reports, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

5.3.6	Except for the Subscription Agreements and as otherwise set forth in this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other Equity Interests of New Holdco or New SPAC or obligating New Holdco or New SPAC to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, New Holdco or New SPAC. As of the date of this Agreement, neither New Holdco or New SPAC is a party to, or otherwise bound by, and neither New Holdco or New SPAC has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, New Holdco or New SPAC. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which New Holdco or New SPAC is a party or, to the SPAC’s knowledge, among any holder of Equity Interests to which New Holdco or New SPAC is not a party, with respect to the voting or transfer of such Equity Interests.

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5.4	Authority Relative to This Agreement

Each of SPAC, New Holdco and New SPAC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and, subject to the receipt of SPAC Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC, New Holdco and New SPAC and the consummation by each of SPAC, New Holdco and New SPAC of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of SPAC, New Holdco or New SPAC are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approval). This Agreement has been duly and validly executed and delivered by SPAC, New Holdco and New SPAC and, assuming due authorization, execution and delivery by Seller and the Company, constitutes a legal, valid and binding obligation of SPAC, New Holdco or New SPAC, enforceable against SPAC, New Holdco or New SPAC in accordance with its terms subject to the Remedies Exceptions.

5.5	No Conflict; Required Filings and Consents

5.5.1	The execution and delivery of this Agreement by each of SPAC, New Holdco and New SPAC does not, and the performance of this Agreement by each of SPAC, New Holdco and New SPAC will not, subject to receipt of the SPAC Shareholder Approval, (i) conflict with or violate the relevant SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.5.2 have been obtained and all filings and obligations described in Section 5.5.2 have been made, conflict with or violate any Law applicable to each of SPAC, New Holdco or New SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC, New Holdco or New SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC, New Holdco or New SPAC is a party or by which each of SPAC, New Holdco or New SPAC or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

5.5.2	The execution and delivery of this Agreement by each of SPAC, New Holdco and New SPAC do not, and the performance of this Agreement by each of SPAC, New Holdco and New SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, the NSIA, the PRC National Security Laws, filing and recordation of appropriate merger documents as required by Cayman Islands Companies Act, and any Other Approvals; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC, New Holdco or New SPAC from performing its material obligations under this Agreement.

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5.6	Compliance

None of SPAC, New Holdco or New SPAC is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC, New Holdco or New SPAC or by which any property or asset of SPAC, New Holdco or New SPAC is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC, New Holdco or New SPAC is a party or by which SPAC, New Holdco or New SPAC or any property or asset of SPAC, New Holdco or New SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC, New Holdco and New SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC, New Holdco or New SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.7	SEC Filings; Financial Statements; Sarbanes-Oxley

5.7.1	SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 21, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

5.7.2	Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

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5.7.3	Except as and to the extent set forth in the SPAC SEC Reports, none of SPAC, New Holdco or New SPAC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities incurred in the Ordinary Course, (ii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and (iii) such other liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to SPAC, New Holdco or New SPAC, taken as a whole.

5.7.4	SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

5.7.5	SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that effectively fulfill the purposes for which they were designed and implemented.

5.7.6	SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and/or any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since January 21, 2021, there have been no material changes in SPAC’s internal control over financial reporting.

5.7.7	There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.7.8	Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

5.7.9	As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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5.7.10	Notwithstanding anything to the contrary in this Section 5.7, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

5.8	Absence of Certain Changes or Events

Since January 1, 2021, except as expressly contemplated by this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course.

5.9	Absence of Litigation

There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10	Board Approval; Vote Required

5.10.1	The SPAC Board, by unanimous written resolution, has duly resolved (i) that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its shareholders, (ii) this Agreement and the Transactions be approved and declared their advisability, (iii) to recommend to the shareholders of SPAC that they approve and authorize this Agreement and the Transactions, and that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

5.10.2	The only vote of the holders of any class of share capital of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote (in person or by proxy) of (x) the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares entitled to vote and actually cast thereon in favor of the Ordinary Resolution Proposals and (y) the holders of at least two-thirds (2/3) of the issued and outstanding SPAC Ordinary Shares entitled to vote and actually cast thereon in favor of the Special Resolution Proposal (such affirmative votes, together, the “SPAC Shareholder Approval”).

5.10.3	The board of directors of New Holdco, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of New Holdco and its sole shareholder, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the sole shareholder of New Holdco approve this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by SPAC as the sole shareholder of New Holdco.

5.10.4	New Holdco, as the sole member of New SPAC, has, by way of a written consent by the sole member, duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of New SPAC, and (ii) approved this Agreement and the Transactions.

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5.11	No Prior Operations

New Holdco was formed on December 8, 2021 and New SPAC was formed on December 8, 2021. Since each of their respective inceptions, neither New Holdco nor New SPAC has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions contemplated hereby. Neither New Holdco nor New SPAC has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

5.12	Brokers

Except as set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, New Holdco or New SPAC.

5.13	SPAC Trust Fund

As of the date of this Agreement, SPAC has no less than $330,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $13,282,500 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 21, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by SPAC or New SPAC as a result of assets of SPAC or New SPAC or interest or other income earned on the assets of SPAC or New SPAC; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s and New SPAC’s knowledge, as of the date of this Agreement, following the Closing, no shareholder of SPAC or successor thereof shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC and New SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, New SPAC as successor to SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to New SPAC, as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of New SPAC, including as successor to SPAC, due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of New SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC and/or New SPAC in connection with its efforts to effect the Transactions. SPAC and New SPAC have no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to New SPAC at the Closing.

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5.14	Employees

Other than any officers as described in the SPAC SEC Reports, SPAC has no employees, and has not retained any contractors, other than consultants and advisors in the Ordinary Course. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15	Taxes

5.15.1	All income and other material Tax Returns required to be filed by SPAC, New Holdco and New SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects.

5.15.2	All material Taxes that are required to be paid by SPAC, New Holdco and New SPAC (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Taxing Authority.

5.15.3	SPAC has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of SPAC contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

5.15.4	No outstanding claim, assessment or deficiency against SPAC, New Holdco or New SPAC for any material Taxes has been asserted or threatened in writing by any Taxing Authority.

5.15.5	No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to SPAC, New Holdco or New SPAC;

5.15.6	None of SPAC, New Holdco or New SPAC has received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC, New Holdco or New SPAC does not file Tax Returns stating that SPAC, New Holdco or New SPAC is or may be subject to Tax in such jurisdiction.

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5.15.7	None of SPAC, New Holdco or New SPAC has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business).

5.15.8	There are no Liens or encumbrances for material Taxes upon any of the assets of SPAC, New Holdco or New SPAC except for Permitted Liens.

5.15.9	SPAC, New Holdco and New SPAC have withheld or collected and timely paid to the appropriate Taxing Authority all material Taxes required to have been withheld or collected and paid in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other Person, and, to SPAC’s knowledge, SPAC, New Holdco and New SPAC have in all material respects complied with applicable Tax Law relating to the payment and withholding of Taxes.

5.15.10	None of SPAC, New Holdco or New SPAC is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar contract or arrangement, in each case, other than any agreement, contract or arrangement entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes.

5.15.11	None of SPAC, New Holdco or New SPAC has any material liability for the Taxes of any Person (other than SPAC, New Holdco or New SPAC) as a result of being a member of an affiliated, aggregate, combined, consolidated or unitary Tax group, fiscal unity or unified group (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course and the primary purpose of which does not relate to Taxes) or otherwise.

5.15.12	None of SPAC, New Holdco or New SPAC is a party to any material ruling, closing agreement, or similar agreement or arrangement with a Taxing Authority, and none of SPAC, New Holdco or New SPAC has any request for a material ruling in respect of Taxes pending between SPAC, New Holdco or New SPAC, on the one hand, and any Taxing Authority, on the other hand.

5.15.13	None of SPAC, New Holdco or New SPAC is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1(A)(ii) of the Code.

5.15.14	None of SPAC, New Holdco or New SPAC is a resident for income tax purposes or has a permanent establishment (within the meaning of the applicable Tax treaty or convention) in a country other than the country in which it is organized.

5.15.15	Each of SPAC and New Holdco is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. New SPAC is, and has been since the date of its formation, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

5.15.16	SPAC, New Holdco and New SPAC are in compliance with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or service (or for the use of any property), including interest and other prices for financial services, provided by or to the SPAC, New Holdco and New SPAC are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

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5.16	Registration and Listing

The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NAACU”. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NAAC”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NAACW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. Other than the transactions contemplated by this Agreement, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

5.17	SPAC’s Investigation and Reliance

Each of SPAC, New Holdco and New SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC, New Holdco and New SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, New Holdco, New SPAC and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. None of SPAC, New Holdco or New SPAC is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article 3 or Article 4 (as modified by the Seller Company Disclosure Schedule and Company Disclosure Schedule, respectively) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC, New Holdco or New SPAC or any of their respective shareholders, stockholders or other equityholders (as applicable), Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, New Holdco or New SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC, New Holdco and New SPAC acknowledge that neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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5.18	Exclusivity of Representations and Warranties

Except as otherwise expressly provided in this Article 5 (as modified by the SPAC Disclosure Schedule or the SPAC SEC Reports), SPAC, New Holdco and New SPAC hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, New Holdco and New SPAC, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Seller, their Affiliates or any of their respective Representatives by, or on behalf of, SPAC, New Holdco or New SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule or the SPAC SEC Reports) or in any certificate delivered by SPAC, New Holdco or New SPAC pursuant to this Agreement, none of SPAC, New Holdco or New SPAC, nor any other Person on behalf of SPAC, New Holdco or New SPAC, has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Seller, their Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, New Holdco or New SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, Seller, their Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

6	Conduct of Business

6.1	Conduct of Business by the Company

6.1.1	The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures (provided that, prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use commercially reasonable efforts to provide advance written notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)	conduct their business in the Ordinary Course; and

(ii)	use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, and to maintain in effect all Company Permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

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6.1.2	Seller shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that, prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), Seller shall use commercially reasonable efforts to provide advance written notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing, conduct its business in the Ordinary Course solely as it relates to the business of the Company and the Company Subsidiaries.

6.1.3	By way of amplification and not limitation, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to COVID-19 Measures or Emergency Actions (provided that, prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use commercially reasonable efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), the Company shall not, and the Company shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i)	amend or otherwise change any organizational documents of the Company or any Company Subsidiary;

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(ii)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest) of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary, except for any capital injections made by Seller under Section 6.1.2;

(iii)	form any Subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests;

(v)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi)	(a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (b) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or intentionally grant any security interest in any of its assets; or (c) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(vii)	other than in the Ordinary Course, (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant, (b) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (d) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (e) hire any new employees holding an executive position (i.e., ‘C-level’ employees) or (f) terminate the employment or service of any employee other than any such termination for cause;

(viii)	adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(ix)	materially amend other than reasonable and usual amendments in the Ordinary Course, with respect to accounting policies or procedures, other than as required by GAAP;

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(x)	take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the SPAC Merger from qualifying for the Intended Tax Treatment, or, other than in the Ordinary Course, (a) amend any material Tax Return, (b) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of New Holdco, SPAC, New SPAC, the Company or any Company Subsidiary in respect of any taxable period (or portion thereof) beginning after the Closing Date, (c) change any material method of Tax accounting, (d) make, change or rescind any material election relating to Taxes, (e) settle or compromise any material Tax audit, Tax assessment, Tax claim or other controversy or proceeding relating to Taxes, (f) surrender any right to claim a refund of a material amount of Taxes, or (g) agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Taxing Authority;

(xi)	(a) amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (b) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xii)	fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

(xiii)	other than in the Ordinary Course, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xiv)	intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xv)	waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xvi)	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to SPAC, directly or indirectly, the right to control or direct the Ordinary Course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

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6.2	Conduct of Business by SPAC, New Holdco and New SPAC

6.2.1	Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC, New Holdco and New SPAC shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), none of SPAC, New Holdco or New SPAC shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)	amend or otherwise change the SPAC Organizational Documents relevant to them;

(ii)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or shares (as applicable), property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the Trust Fund that are required pursuant to the SPAC Articles of Association;

(iii)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund and conversions of the SPAC Founders Shares that are required pursuant to the SPAC Articles of Association;

(iv)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of shares or capital stock (as applicable) or other securities of SPAC, New Holdco or New SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or shares of such capital stock (as applicable), or any other ownership interest (including, without limitation, any phantom interest), of SPAC, New Holdco or New SPAC, except in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Articles of Association;

(v)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

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(vi)	incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course or except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the transactions contemplated hereby;

(vii)	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)	take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the SPAC Merger from qualifying for the Intended Tax Treatment, or, other than in the Ordinary Course, (a) amend any material Tax Return, (b) change any material method of Tax accounting, (c) make, change or rescind any material election relating to Taxes, (d) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, Tax assessment, Tax claim or other controversy or proceeding relating to Taxes, (e) surrender any right to claim a refund of a material amount of Taxes, or (f) agree or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes with any Taxing Authority;

(ix)	liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC, New Holdco or New SPAC;

(x)	amend the Trust Agreement or any other agreement related to the Trust Account; or

(xi)	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.2 shall give to the Company, directly or indirectly, the right to control or direct the Ordinary Course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.2.2	From the date of this Agreement to the consummation of the transactions contemplated by the Subscription Agreements, SPAC shall use reasonable best efforts to maintain each Subscription Agreement in full force and effect and consummate the Private Placements, and without limitation to the foregoing, SPAC shall not take any action to cause any Subscription Agreement not to be in full force and effect and/or to cause the Private Placements not to be consummated, and shall not refrain from taking any commercially reasonable action necessary to maintain each Subscription Agreement in full force and effect and/or to consummate the Private Placements.

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6.3	Claims Against Trust Account

Each of the Parties hereby acknowledges that the Trust Account contains the proceeds of SPAC’s initial public offering and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders and certain other parties (including the underwriters of its initial public offering). For and in consideration of the SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Seller and the Company hereby agrees (on its own behalf and on behalf of its Affiliates and other related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to the Trust Account or any monies or other assets in the Trust Account, and shall not make any claim against the Trust Account or any monies or other assets in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, however, that: (i) nothing herein shall serve to limit or prohibit the Seller or Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with this Agreement or the Transactions (including a claim for SPAC to specially perform its obligations under the Transaction Documents and cause the disbursement of the balance of the cash remaining in the Trust Account to the Seller or Company in accordance with the terms of the Transaction Documents, to the extent it is fully executed in the future by the parties thereto) or for fraud; and (ii) nothing herein shall serve to limit or prohibit any claims that the Seller or Company may have in the future for breaches of this Agreement and/or pursuant to the other Transaction Documents, in each case, against SPAC’s assets or funds that are not held in the Trust Account and/or SPAC, and/or any of its successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. Each of the Seller and Company hereby irrevocably waives (on its own behalf and on behalf of its Affiliates and other related parties) any Released Claims that it may have against the Trust Account or any monies or other assets in the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC and will not seek recourse against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

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7	Additional Agreements

7.1	Registration Statement

7.1.1	As promptly as reasonably practicable after the date hereof, SPAC and Seller shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by Seller), and SPAC shall cause New Holdco to file with the SEC, a registration statement on Form S-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to New Holdco and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the SPAC Articles of Association, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC and Seller shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC and Seller shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.1; provided, however, that neither SPAC nor Seller shall use any such information for any purposes other than those contemplated by this Agreement unless: (a) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (b) to the extent that use of such information is required to avoid violation of applicable Law. SPAC shall cause New Holdco to promptly advise the Seller of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the New Holdco Common Stock for offering or sale in any jurisdiction, and each of SPAC and Seller shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

7.1.2	SPAC represents that the information supplied by SPAC, New SPAC and/or New Holdco for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (ii) the time of the SPAC Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC, New Holdco or New SPAC, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

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7.1.3	The Company represents that the information supplied by the Company for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (ii) the time of the SPAC Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company, as applicable, shall promptly inform SPAC. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

7.2	SPAC Shareholders’ Meeting

SPAC shall: (i) take all action necessary under applicable Law and the SPAC Articles of Association to call, give notice of, convene and hold a meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (a) authorization to enter into, and approval of this Agreement by the holders of SPAC Ordinary Shares in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of SPAC Ordinary Shares in accordance herewith, (b) approval of the SPAC Merger, and (c) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in clauses (a) through (c) above, together, the “Transaction Proposals”, such proposals in clauses (a) and (c) above, together, the “Ordinary Resolution Proposals” and such proposal in clause (b) above, the “Special Resolution Proposal”, provided that, where any proposal under clause (c) above is required pursuant to applicable law or the SPAC Articles of Association to be approved by way of a Special Resolution (as defined in the Cayman Islands Companies Act), such proposal shall also be a Special Resolution Proposal), which SPAC Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that the SPAC shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Seller or the Company, the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, and subject to the approval of the holders of a simple majority of the issued and outstanding SPAC Ordinary Shares entitled to vote and actually cast thereon (save that no such approval shall be required where adjournment is as a result of insufficient SPAC Ordinary Shares being represented (either in person or by proxy) to constitute a quorum), SPAC may adjourn the SPAC Shareholders’ Meeting for a period of up to fifteen (15) days (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from shareholders of SPAC in favor of the adoption of each of the Transaction Proposals or (3) if the SPAC Shareholder Redemption Amount is such that the condition to Closing in Section 8.1.5 would not be satisfied.

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7.3	Access to Information; Confidentiality

7.3.1	From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

7.3.2	Prior to Closing, Seller shall deliver to SPAC, or make available in the Virtual Data Room, true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB, the contents of which shall not have material differences from the equivalent information presented in the Unaudited Financial Statements, except for such differences which would not have or reasonably be expected to have a Company Material Adverse Effect.

7.3.3	Prior to Closing, the Company will provide the following information, with respect to (a) October 2021 and November 2021, on or prior to the date that is fifteen (15) days following the date hereof, and (b) any succeeding calendar month, on or prior to the date that is fifteen (15) days following the last day of each such month:

(i)	a summary of all invoices between the Company and/or Company Subsidiaries, on the one hand, and Seller and its Affiliates, excluding the Company and Company Subsidiaries, on the other hand;

(ii)	a summary of cash flows (including amounts netted through the intra group cash pooling) between the Company and/or Company Subsidiaries, on the one hand, and Seller and its Affiliates, excluding the Company and Company Subsidiaries, on the other hand; and

(iii)	volume of termination messages purchased by the Company and Company Subsidiaries from Seller and its Affiliates, excluding the Company and Company Subsidiaries, on the other hand, and reconciliation of the customers of the Company and Company Subsidiaries that purchased this message volume.

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7.3.4	All information obtained by the Parties pursuant to this Section 7.3 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated July 28, 2021 (the “Confidentiality Agreement”), between the Proximus Group and SPAC.

7.3.5	Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement, and may otherwise disclose any such foregoing information to any Taxing Authority to the extent reasonably necessary or desirable.

7.4	Exclusivity

7.4.1	From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article 9, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to result in an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.4.

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7.4.2	For purposes of this Agreement, an “Alternative Transaction” shall mean (i) with respect to Seller and the Company, (a) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding Equity Interest in the Company other than in the Ordinary Course, (b) the sale or transfer of the assets of the Company and the Company Subsidiaries to any Person, or (c) any merger or business combination between the Company or any of the Company Subsidiaries, on the one hand, and any other Person, on the other hand and (ii) with respect to SPAC, New Holdco and New SPAC, any direct or indirect acquisition of the business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party.

7.4.3	Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). The Company agrees that it will promptly request each special purpose acquisition company that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such Person by or on behalf of the Company prior to the date hereof. If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.4 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.4 by such Party. The Parties agree that this Section 7.4 shall supersede that certain Non-Binding Letter of Intent entered into by and among SPAC and Proximus SA/NV dated October 5, 2021 in its entirety, and such Non-Binding Letter of Intent shall automatically terminate in its entirety, according to its terms, upon the full execution of this Agreement.

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7.5	Employee Benefits Matters

7.5.1	New Holdco shall, or shall cause its applicable Subsidiary to, provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by New Holdco or any of its Subsidiaries (excluding any equity and equity-based compensation, retiree health plans or programs, change in control bonus or retention bonus or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, New Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by New Holdco or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, New Holdco shall honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

7.5.2	Prior to the filing of the definitive Registration Statement / Proxy Statement, SPAC shall cause New Holdco to adopt the equity incentive plan in form substantially attached hereto as Exhibit H (the “New EIP”).

7.5.3	The provisions of this Section 7.5 are solely for the benefit of the Parties to this Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, SPAC, New Holdco and/or any of their respective Subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

7.6	Directors’ and Officers’ Indemnification

7.6.1	Following the Closing, the certificate of incorporation of the Company shall not be amended, repealed or otherwise modified with respect to indemnification, advancement or expense reimbursement for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. New Holdco further agrees that, with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Closing, New Holdco agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and each SPAC Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or such SPAC Party, as applicable, would have been permitted under applicable Law and the organizational documents of the Company or such applicable SPAC Party in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

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7.6.2	For a period of six (6) years from the Closing, New Holdco shall maintain in effect directors’ and officers’ liability insurance (“Company D&O Insurance”) covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage.

7.6.3	For a period of six (6) years from the Closing, New Holdco shall maintain in effect directors’ and officers’ liability insurance (“SPAC D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to the Company or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage.

7.6.4	Prior to the Closing, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company elects to purchase such a “tail” policy prior to the Closing, New Holdco shall maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

7.6.5	Prior to the Closing, New Holdco may purchase a prepaid “tail” policy with respect to the SPAC D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If New Holdco elects to purchase such a “tail” policy prior to the Closing, New Holdco shall maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

7.6.6	On the Closing Date, New Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of New Holdco, which indemnification agreements shall continue to be effective following the Closing.

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7.7	Notification of Certain Matters

Seller shall give prompt notice to SPAC, and SPAC shall give prompt notice to Seller, of any event which either Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 9), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail.

7.8	Further Action; Reasonable Best Efforts

7.8.1	Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article 8 to be satisfied, including, without limitation, (i) using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and (ii) requesting any consents or approvals from parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.3, in each case, to the extent necessary for the consummation of the Transactions. In the event that, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate officers and directors of each Party shall use their reasonable best efforts to take all such action.

7.8.2	Without limitation to the generality of Section 7.8.1, SPAC shall use its best efforts to cause the amount of funds contained in the Trust Account (net of the SPAC Shareholder Redemption Amount) at Closing to equal or exceed the amount equal to $200,000,000 minus the Available Financing Proceeds.

7.8.3	Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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7.8.4	The Company’s management shall reasonably cooperate with SPAC and New Holdco and their respective Representatives in respect of the matters set forth in Section 7.9.1 and approval of the Transaction Proposals by the SPAC’s shareholders in accordance with Section 7.2, in each case, during normal business hours upon reasonable advance written notice by SPAC, provided that SPAC shall promptly, upon request by Seller, reimburse Seller, the Company and any of their respective Representatives, as applicable, for all reasonable out-of-pocket costs or expenses (including reasonable attorneys’ and/or other advisors’ fees) incurred by any of them in connection with any of their actions taken in connection with this Section 7.8.4 prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, without regard to whether or not Closing occurs or this Agreement is terminated, and provided, further, that nothing in this Section 7.8.4 shall require the Seller, Company or any of their respective Representatives to:

(i)	participate in any meetings, presentations or sessions with any third party in connection with the foregoing matters;

(ii)	take any action to (a) give any indemnity, (b) pay any fee or incur any liability to the extent SPAC does not agree in writing in advance to reimburse, (c) execute or deliver any agreement, certificate, affidavit or instrument, or agree to any change to or modification of any existing agreement, certificate, or instrument, (d) provide access to or disclose information that Seller or the Company reasonably determines would jeopardize any attorney-client privilege of Seller or the Company, (e) deliver or cause its Representatives to deliver any legal opinion or negative assurance letter, or (f) prepare any financial statements or new presentation of financial information, including any pro forma financial information or projections; or

(iii)	take or permit the taking of any action that would, or would be reasonably likely to (a) materially interfere with, or adversely affect, the business or operations of Seller or the Company, (b) cause any representation or warranty in this Agreement to be breached by Seller or the Company, require the waiver or amendment of any provision of this Agreement, or cause any condition precedent set forth in Article 8 to not be satisfied, (c) cause any equityholder or Representative of Seller or the Company to incur any personal liability or (d) result in a violation or breach of, or a default under, any contract to which the Seller, Company or any of their respective Affiliates is a party, the organizational documents of the Seller, Company or any of their respective Affiliates, or any applicable Law.

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7.9	Private Placement

7.9.1	Notwithstanding the generality of Section 7.8, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, each of SPAC and New Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Private Placement in accordance with the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to:

(i)	satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder; and

(ii)	in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing.

7.9.2	Without limiting the generality of the foregoing, each of SPAC, the Company and New Holdco shall give the other such Party prompt written notice of:

(i)	any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party;

(ii)	the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and

(iii)	if such Party does not expect to receive all or any portion of the amounts contemplated by the Subscription Agreements on the terms, in the manner or from the Investors contemplated by the Subscription Agreements. SPAC, the Company or New Holdco, as applicable, shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

7.9.3	Neither SPAC nor New Holdco shall permit or consent to any amendment, supplement or modification to any executed Subscription Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

7.9.4	From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, SPAC may only, without the prior written consent of the Seller, enter into a binding agreement or agreements with a financing source or sources relating to a Private Placement or transactions substantially identical to the form of the Subscription Agreements, including with respect to price, in an amount equal to any portion SPAC or New Holdco is notified that an Investor does not intend to perform its obligations.

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7.10	Public Announcements

The initial press releases relating to this Agreement shall be simultaneous releases by SPAC, Seller and the Company, the texts of which, in each case, have been agreed to by each of SPAC and Seller. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 9), unless otherwise prohibited by applicable Law or the requirements of Nasdaq or Euronext, as applicable, each Party shall use its reasonable best efforts to consult with each other Party before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Parties. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.10.

7.11	New Holdco Name Change

Following the Closing, New Holdco shall, as promptly as practicable, amend its governing documents and take all other actions necessary to change its name to Telesign, Inc.

7.12	A&R New Holdco Organizational Documents

Prior to the Closing, New Holdco shall (i) amend and restate its certificate of incorporation and bylaws in the forms attached hereto as Exhibit I and (ii) file such amended and restated certificated of incorporation with, and cause it to be accepted by, the Secretary of State of the State of Delaware.

7.13	Stock Exchange Listing

From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Ordinary Shares to be tradable over, Nasdaq. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have New Holdco listed on Nasdaq as of the Closing.

7.14	Antitrust & Foreign Investment

7.14.1	To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, Seller and SPAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

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7.14.2	In furtherance, but without limitation to the generality, of Section 7.14.1 and the other terms of this Section 7.14:

(i)	As promptly as practicable and in any event within five (5) Business Days following the date hereof, SPAC shall provide all information reasonably requested by Seller in connection with any potentially required filing or application under Antitrust Laws, and thereafter shall promptly provide any other such information reasonably requested by Seller and otherwise cooperate with Seller in good faith in respect thereof.

(ii)	If Seller determines, after consulting with SPAC and considering SPAC’s views in good faith, that any such filing or application under Antitrust Laws is required (each, an “Other Approval”), Seller shall promptly notify SPAC in writing. If Seller has determined pursuant to the previous sentence that any such Other Approval is required, the Parties hereto shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain all such Other Approvals, in accordance with the other terms of this Section 7.14 and this Agreement.

7.14.3	To the extent required or desirable (as agreed by the Parties, acting reasonably) under any Laws, including the NSIA and the PRC National Security Laws, that are designed to prohibit, restrict, or regulate cross-border investments for national security, national interest, or other purposes (“Foreign Investment Laws”), each Party agrees to promptly make any required filing under Foreign Investment Laws, as applicable. In the case of any Foreign Investment Laws in effect as of the date of this Agreement, such filing shall be made by the Party responsible for such filing under the relevant Foreign Investment Laws no later than fifteen (15) Business Days after the date of this Agreement. In the case of any Foreign Investment Laws that come into effect after the date of this Agreement but prior to Closing, such filing shall be made by the Party responsible for such filing under the relevant Foreign Investment Laws no later than fifteen (15) Business Days after such Foreign Investment Laws take effect. The Parties agree to supply as promptly as reasonably practicable, but in any case within times specified in applicable Foreign Investment Laws, any additional information and documentary material that may be requested pursuant to Foreign Investment Laws and to take all other actions necessary, proper or advisable to obtain as soon as practicable required approvals or clearances, as applicable, under Foreign Investment Laws.

7.14.4	SPAC, and Seller each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law and to obtain any required or desirable approvals or clearances under Foreign Investment Laws, as applicable and in accordance with Section 7.14.3, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.14.4 may be restricted to outside counsel and may be redacted (a) to remove references concerning the valuation of the Company, and (b) as necessary to comply with contractual arrangements, applicable Foreign Investment Laws or other applicable Laws.

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7.14.5	No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.15	Trust Account

At least 48 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.16	Directors

SPAC, New SPAC and New Holdco shall take all necessary action so that, immediately after the Closing, the board of directors of New Holdco is comprised of the individuals designated on Exhibit J.

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7.17	Filing Fees

Any filing or similar fees with respect to any regulatory or governmental approval, including the Registration Statement / Proxy Statement and the matters set forth in Sections 7.14 and 8.1.3, shall be borne by the Seller.

7.18	Joinders

At or promptly after the Closing, New Holdco will execute a customary joinder to each agreement set forth on Section 7.18 of the Company Disclosure Schedule.

7.19	Leakage

7.19.1	Seller agrees that it shall use its commercially reasonable efforts to prevent the occurrence of any Leakage from the date hereof through the Closing Date.

7.19.2	Notwithstanding any provision herein to the contrary, the Parties agree that (i) the sole recourse of SPAC, New SPAC, New Holdco and their respective Affiliates in relation to any Leakage shall be the impact to the Company Equity Value (as provided in the definition thereof) based on the amount of such Leakage set forth in the Leakage Certificate as it may be revised by Seller pursuant to Section 2.3.6, and (ii) from and after the Closing, no Party hereto or respective Affiliate thereof shall have any recourse whatsoever with respect to any Leakage.

7.19.3	Prior to the Closing, Seller shall notify SPAC in writing promptly, but in no event later than three (3) Business Days, after becoming aware of any material breach of Section 7.19.1 (including the specific amount of any Leakage, if known).

7.20	Litigation

7.20.1	With respect to (i) any Action disclosed on Section 4.9 of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed on Section 4.9 of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed on Section 4.9 of the Company Disclosure Schedule, promptly notify SPAC of any such Action and (y) keep SPAC reasonably informed with respect to the status of any such Action and provide SPAC with copies of all material correspondence, pleadings and updates regarding such Action, provided that provision of any privileged information shall be subject to entry by the Company, SPAC and/or other relevant Persons into a customary joint defense agreement. The Company shall, subject to entry by the Company, SPAC and/or any other relevant Persons into a customary joint defense agreement: consult with SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

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7.20.2	With respect to (i) any Action disclosed on Section 5.9 of the SPAC Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed on Section 5.9 of the SPAC Disclosure Schedule had such Action been brought prior to the date of this Agreement, SPAC shall, (x) to the extent not already disclosed on Section 5.9 of the SPAC Disclosure Schedule, promptly notify Seller of any such Action and (y) keep Seller reasonably informed with respect to the status of any such Action and provide Seller with copies of all material correspondence, pleadings and updates regarding such Action, provided that provision of any privileged information shall be subject to entry by Seller, SPAC and/or other relevant Persons into a customary joint defense agreement. SPAC shall, subject to entry by the Seller, SPAC and/or any other relevant Persons into a customary joint defense agreement: consult with Seller regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to Seller’s advice with respect to such litigation and shall not settle or agree to settle any such Action without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

7.21	Forward Purchase Agreement

SPAC shall cause that certain forward purchase contract dated as of January 21, 2021, by and between SPAC and its sponsor, NAAC Sponsor LP, to be terminated prior to or at the Closing, and prior to such termination shall not enter into any transactions pursuant thereto.

7.22	SEC Filings

In the event SPAC is required by SEC rules, policies or any request by the SEC to amend or modify any filings made with the SEC, including any restatement of its financial statements or any portion thereof, it will complete all such amendments or modifications, and use its reasonable best efforts to cause all such amendments or modifications to be accepted by the SEC, in each case as promptly as reasonably practicable.

8	Conditions to the Transactions

8.1	Conditions to the Obligations of Each Party

The obligations of Seller, the Company, SPAC, New Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

8.1.1	SPAC Shareholders’ Approval. The Transaction Proposals shall have been approved and resolved by the requisite affirmative vote of the shareholders of SPAC in accordance with the Registration Statement / Proxy Statement, applicable Law, the SPAC Articles of Association and the rules and regulations of Nasdaq.

8.1.2	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

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8.1.3	Regulatory Approvals

(i)	All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired.

(ii)	The NSIA Approval shall have been received.

(iii)	The PRC National Security Approval shall have been received.

8.1.4	Stock Exchange Listing. New Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved, and the New Holdco Common Stock shall have been accepted for listing on Nasdaq (subject to the Closing occurring), or, in each case, with another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

8.1.5	SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements and following the exercise of Redemption Rights in accordance with the SPAC Articles of Association.

8.1.6	Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

8.1.7	Private Placements. The sale and issuance by New Holdco of New Holdco Common Stock in connection with the Private Placements shall have been consummated prior to or in connection with the Closing.

8.2	Conditions to the Obligations of SPAC, New Holdco and New SPAC

The obligations of SPAC, New Holdco and New SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

8.2.1	Representations and Warranties

(i)	The representations and warranties of Seller contained in Article 3 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date).

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(ii)	The representations and warranties of the Company in (x) Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5.1 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (y) the other provisions of Article 4 shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

8.2.2	Agreements and Covenants. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

8.2.3	Officer Certificates. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2.1(ii), Section 8.2.2 and Section 8.2.4 as they relate to the Company. Seller shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of Seller, certifying as to the satisfaction of the conditions specified in Section 8.2.1(i) and Section 8.2.2 as they relate to Seller.

8.2.4	Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

8.3	Conditions to the Obligations of the Seller and the Company

The obligations of Seller and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

8.3.1	Representations and Warranties. The representations and warranties of SPAC, New Holdco and New SPAC contained in (i) Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5.1(i) and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (ii) the other provisions of Article 5 shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

8.3.2	Agreements and Covenants. SPAC, New Holdco and New SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

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8.3.3	Officer Certificate. SPAC shall have delivered to the Seller a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.3.1, Section 8.3.2 and Section 8.3.4.

8.3.4	Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

8.3.5	Available Cash. The amount of Available Cash shall not be less than an amount equal to $200,000,000.

8.3.6	Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Seller) shall have delivered, or cause to be delivered, to Seller copies of the Registration Rights Agreement duly executed by all such parties.

8.3.7	Waiver. Sponsor shall deliver an irrevocable and unconditional written waiver, in form and substance reasonably satisfactory to Seller, of all of its rights pursuant to Section 15 of the Promissory Note, dated August 6, 2021, made by and between SPAC and Sponsor.

8.3.8	Resignation. All officers and directors of New SPAC and New Holdco shall have executed written resignations effective as of the SPAC Merger Effective Time, copies of which shall have been delivered to the Seller.

8.3.9	Other Approvals. All Other Approvals have been obtained, in a manner in form and substance satisfactory to Seller.

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9	Termination, Amendment and Waiver

9.1	Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC, as follows:

9.1.1	by mutual written consent of SPAC and Seller;

9.1.2	by either SPAC or Seller if the Closing shall not have occurred prior to June 30, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1.2 by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 8 on or prior to the Outside Date;

9.1.3	by either SPAC or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

9.1.4	by either SPAC or Seller if any of the Transaction Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting;

9.1.5	by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2.1 and 8.2.2 would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, New Holdco and New SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided however, that, if such Terminating Company Breach is curable by Seller or the Company, SPAC may not terminate this Agreement under this Section 9.1.5 for so long as Seller and the Company continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to Seller and the Outside Date; or

9.1.6	by Seller upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, New Holdco and New SPAC set forth in this Agreement, or if any representation or warranty of SPAC, New Holdco and New SPAC shall have become untrue, in either case such that the conditions set forth in Sections 8.3.1 and 8.3.2 would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and Seller and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, New Holdco and New SPAC, Seller may not terminate this Agreement under this Section 9.1.6 for so long as SPAC, New Holdco and New SPAC continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by Seller to the SPAC and the Outside Date.

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9.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article 10, and any corresponding definitions set forth in Article 1, or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of fraud.

9.3	Expenses

Except as set forth in this Section 9.3, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that, if the Closing shall occur, New Holdco shall pay or cause to be paid, (i) Transfer Taxes, (ii) the SPAC Transaction Expenses and (iii) the Company Transaction Expenses; and provided, further, that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act, which payments shall be a SPAC Transaction Expense and a Company Transaction Expense, respectively.

9.4	Amendment

This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

9.5	Waiver

9.5.1	At any time prior to the Closing:

(i)	SPAC may (a) extend the time for the performance of any obligation or other act of Seller or the Company, (b) waive any inaccuracy in the representations and warranties of Seller or the Company contained herein or in any document delivered by Seller or the Company pursuant hereto and (c) waive compliance with any agreement of Seller or the Company or any condition to its own obligations contained herein; and

(ii)	Seller may (a) extend the time for the performance of any obligation or other act of SPAC, New Holdco or New SPAC, (b) waive any inaccuracy in the representations and warranties of SPAC, New Holdco or New SPAC contained herein or in any document delivered by SPAC, New Holdco or New SPAC pursuant hereto and (c) waive compliance with any agreement of SPAC, New Holdco or New SPAC or any condition to its own obligations contained herein.

9.5.2	Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

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10	General Provisions

10.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

if to SPAC, New SPAC or New Holdco:

North Atlantic Acquisition Corporation
c/o Reed Smith LLP
2850 N. Harwood Street, Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

with a copy to:

Reed Smith LLP
2850 N. Harwood Street, Suite 1500
Dallas, TX 75201
Attention: Lynwood Reinhardt
Email: lreinhardt@reedsmith.com

and a copy to:

McDermott Will & Emery LLP

One Vanderbilt Ave.

New York, NY 10017
Attention: Ari Edelman
Email: AEdelman@mwe.com

if to the Company or Seller:

BICS SA
Boulevard du Roi Albert II 27- 1030
Bruxelles, Belgium
Attention: Guillaume Boutin
Email: guillaume.boutin@proximus.com

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with a copy to:

Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104

Attention: Jeffrey Cohen; Peter Cohen-Millstein

Email: jeffrey.cohen@linklaters.com; peter.cohen-millstein@linklaters.com

and

Linklaters LLP
Rue Brederode 13, 1000
Brussels, Belgium

Attention: An-Sofie Van Hootegem; Eric Pottier

Email: ansofie.vanhootegem@linklaters.com; eric.pottier@linklaters.com

10.2	Non-survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article 10 and any corresponding definitions set forth in Article 1.

10.3	Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4	Entire Agreement; Assignment

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.3.2, all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

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10.5	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.6 and Section 10.11 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

10.6	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State (the “Governing Law”). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7	Waiver of Jury Trial

EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9	Counterparts

This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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10.10	Specific Performance

10.10.1	The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.10.2	Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

10.11	No Recourse

All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”), except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.

[Signature Page Follows]

87

In witness whereof, SPAC, New Holdco, New SPAC, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTH ATLANTIC ACQUISITION CORP.

By	/s/ Gary Quin
Name: Gary Quin
Title: Chief Executive Officer

NAAC HOLDCO, INC.

By	/s/ Gary Quin
Name: Gary Quin
Title: President

NORTH ATLANTIC ACQUISITION, LLC

By	/s/ Gary Quin
Name: Gary Quin
Title: President

[Signature Page to BCA]

BICS SA

By	/s/ Guillaume Boutin
Name: Guillaume Boutin
Title: Chairman

TORINO HOLDING CORP.

By	/s/ Joe Burton
Name: Joe Burton
Title: Chief Executive Officer

[Signature Page to BCA]

Exhibit A
Form of Plan of Merger

[Attached]

90

Exhibit B
Form of Certificate of Merger

[Attached]

91

Exhibit C
Form of Registration Rights Agreement

[Attached]

92

Exhibit D
Proximus Non-Compete Agreement

[Attached]

93

Exhibit E
Stockholders Agreement

[Attached]

94

Exhibit F
Company Tax Notices

[Attached]

95

Exhibit G
Capitalization

[Attached]

96

Exhibit H
New EIP

[Attached]

97

Exhibit I
A&R New Holdco Organizational Documents

[Attached]

98